UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELECTRONIC ARTS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 8, 2012

DEAR FELLOW STOCKHOLDERS:

You are cordially invited to join us at our 2012 Annual Meeting of Stockholders on July 26, 2012 at 2:00 p.m. The meeting will be held at the headquarters campus of Electronic Arts in Building 250 (please note that the street address for Building 250 is 250 Shoreline Drive, Redwood City, California). For your convenience, we are also pleased to offer a live audio webcast of our Annual Meeting on the Investor Relations section of our web site at http://investor.ea.com. At this meeting, we are asking the stockholders to:

•

Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Geraldine B. Laybourne, Gregory B. Maffei, Vivek Paul, Lawrence F. Probst III, John S. Riccitiello, Richard A. Simonson, and Luis A. Ubiñas to the Board of Directors to hold office for a one-year term;

•	Approve amendments to our 2000 Equity Incentive Plan;

•	Approve our Executive Bonus Plan;

•	Cast an advisory vote on the compensation of the named executive officers; and

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

After the meeting, we will report on our recent performance and answer your questions.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail and in this Proxy Statement. We have also made available a copy of our Annual Report for the fiscal year ended March 31, 2012 with this Proxy Statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Notice you received in the mail.

Thank you for your ongoing support of Electronic Arts.

Sincerely,

John S. Riccitiello
Chief Executive Officer

Notice of 2012 Annual Meeting of Stockholders

DATE:	July 26, 2012

TIME:	2:00 p.m. local time

PLACE:	ELECTRONIC ARTS’ HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065

* Please note: Building 250 is located on the headquarters campus at 250 Shoreline Drive

MATTERS TO BE VOTED UPON:

Agenda Item	Board of Directors’ Recommendation

1.      The election of Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Geraldine B. Laybourne, Gregory B. Maffei, Vivek Paul, Lawrence F. Probst III, John S. Riccitiello, Richard A. Simonson, and Luis A. Ubiñas to the Company’s Board of Directors to hold office for a one-year term;

FOR

2. Approval of amendments to the 2000 Equity Incentive Plan;	FOR

3. Approval of the Executive Bonus Plan;	FOR

4. Advisory vote on the compensation of the named executive officers;	FOR

5. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2013; and	FOR

6. Any other matters that may properly come before the meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Stockholders of record as of the close of business on June 4, 2012 are entitled to notice of the meeting and to attend and vote at the meeting. A complete list of these stockholders will be available at Electronic Arts’ headquarters prior to the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 2 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. This Proxy Statement and our Annual Report on Form 10-K for fiscal year ended March 31, 2012, are available at http://investor.ea.com.

By Order of the Board of Directors,

Stephen G. Bené
Senior Vice President, General Counsel and Corporate Secretary

i

PROXY STATEMENT

Our Board of Directors is soliciting proxies for the 2012 Annual Meeting of Stockholders. The proxy materials, including this Proxy Statement and our Annual Report, proxy card and voting instructions, contain important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read them carefully.

The Board of Directors has set June 4, 2012 as the record date for the meeting. Stockholders who owned common stock on that date are entitled to notice of the meeting, and to attend and vote at the meeting, with each share entitled to one vote. There were 317,869,887 shares of common stock outstanding on the record date.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing stockholders with access to our proxy materials by providing such documents on the internet. The Notice of 2012 Annual Meeting of Stockholders, Proxy Statement, our 2012 Annual Report and form of proxy were distributed and/or made available via the internet to stockholders on or about June 8, 2012. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials (the “Notice”) or request a printed set of the proxy materials be sent to them, by following the instructions in the Notice.

The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.

In this Proxy Statement:

•	“EA”, “we”, “our” and “the Company” mean Electronic Arts Inc.

•	“2000 Equity Plan” and “Equity Plan” mean EA’s 2000 Equity Incentive Plan.

•	“Executive Bonus Plan” means EA’s Executive Bonus Plan.

•	Holding shares in “street name” means your EA shares are held in an account at a bank, brokerage firm or other nominee.

•	“Common stock” means EA’s common stock, as described in EA’s current Amended and Restated Certificate of Incorporation.

•

“Fiscal 2013”, “fiscal 2012”, “fiscal 2011”, “fiscal 2010”, “fiscal 2009” and “fiscal 2008” refer to EA’s fiscal years ending or ended (as the case may be) on March 31, 2013, 2012, 2011, 2010, 2009 and 2008, respectively. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even though our fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for the fiscal year ended March 31, 2012 contained 52 weeks and ended on March 31, 2012.

•	We use “independent auditors” to mean an independent registered public accounting firm.

•	“Annual Report” and “2012 Annual Report” mean our annual report for the fiscal year ended March 31, 2012.

In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. Statements including words such as “anticipate”, “believe” , “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from those set forth in the forward-looking statements. Please refer to Electronic Arts’ latest Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements.

VOTING YOUR SHARES

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy card or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled “Commonly Asked Questions and Answers” set forth below in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

COMMONLY ASKED QUESTIONS AND ANSWERS

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the internet or, upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at our 2012 Annual Meeting of Stockholders, which will take place on Thursday, July 26, 2012 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, provides instructions on how to access and review all of the proxy materials on the internet. The Notice also describes how you may submit your proxy on the internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Can I vote my shares by filling out and returning the Notice?

No, however, the Notice provides instructions on how to vote by internet, by mail by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Who can vote at the Annual Meeting?

Stockholders who owned common stock on June 4, 2012 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote.

What am I voting on?

We are asking you to:

•

Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Geraldine B. Laybourne, Gregory B. Maffei, Vivek Paul, Lawrence F. Probst III, John S. Riccitiello, Richard A. Simonson, and Luis A. Ubiñas to the Board of Directors to hold office for a one-year term;

•

Approve amendments to the Company’s 2000 Equity Incentive Plan to increase the number of shares of common stock authorized under the Equity Plan by 6,180,000 shares, and to increase the limit on the number of shares that may be covered by equity awards to eligible persons under the Equity Plan in a fiscal year;

•	Approve the Company’s Executive Bonus Plan;

•	Cast an advisory vote on the compensation of the Company’s named executive officers; and

•	Ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2013.

How do I vote my shares if I won’t be able to attend the Annual Meeting in person?

You do not need to attend the Annual Meeting in person in order to vote. You may, instead, vote over the internet, by telephone or by mail (if you have requested printed proxy materials). By doing so, you are giving a proxy appointing John S. Riccitiello (the Company’s Chief Executive Officer), Kenneth A. Barker (the Company’s Interim Chief Financial Officer), and Stephen G. Bené (the Company’s Senior Vice President, General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the meeting as you have instructed. If a proposal comes up for a vote at the meeting for which you have not indicated an instruction, Mr. Riccitiello, Mr. Barker and Mr. Bené, or any one of them, will vote your shares according to their best judgment. Even if you currently plan to attend the meeting, it is a good idea to vote on the internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.

•

By Internet or Telephone — If you have internet access, you may submit your proxy online by following the instructions provided in the Notice or, you may vote by internet or telephone by following the instructions provided on your proxy card or voting instruction card.

•

By Mail — If you request printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

What does it mean if I receive more than one Notice or proxy card?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards, or follow the instructions on each proxy card to vote by telephone or over the internet, to ensure that all your shares are voted.

What if I change my mind after I give my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•

Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Company’s Secretary at our corporate headquarters address listed on the Notice of 2012 Annual Meeting of Stockholders);

•	Signing another proxy with a later date;

•	Voting by telephone or on the internet at any time prior to 11:59 p.m. Eastern Time on July 25, 2012 (your latest vote is counted); or

•	Voting in person at the meeting.

Your proxy will not be revoked if you attend the meeting but do not vote.

Who will count the votes?

A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.

How many shares must be present to hold the meeting?

To hold the meeting and conduct business, a majority of EA’s outstanding voting shares as of June 4, 2012 must be present or represented by proxies at the meeting. On June 4, 2012, a total of 317,869,887 shares of common stock were outstanding and entitled to vote. Shares representing a majority, or at least 158,934,944 shares, of these votes must be present in person or by proxy. This is called a quorum.

Shares are counted as present at the meeting if:

•	They are voted in person at the meeting, or

•	The stockholder has voted via the internet, telephone or a properly submitted proxy card.

How are votes counted?

You may vote “for”, “against” or “abstain” on each of the proposals. A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on each such proposal in order to pass, abstentions could prevent the approval of these other proposals because they do not count as affirmative votes. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors.

What is the effect of a “broker non-vote” on the proposals to be voted on at the 2012 Annual Meeting?

If your shares are not registered in your name and you do not provide your broker, bank or other nominee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the 2012 Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal 2013. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.

How many votes must the nominees have to be elected as directors?

In an uncontested election, EA’s bylaws require each nominee to receive more votes cast “for” than “against” his or her election or re-election in order to be elected or re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for election at the 2012 Annual Meeting, the 2012 election will be uncontested.

In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to recommend/accept a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.

Shares represented by your proxy will be voted by EA’s management “for” the election of the ten nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

What happens if one or more of the nominees is unable to stand for election?

The Board of Directors may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Mr. Riccitiello, Mr. Barker, and Mr. Bené, or any of them, shall have the discretion to vote your shares for a substitute nominee. They cannot vote for more than ten nominees.

How many votes are required to approve each of the proposals?

The Equity Plan amendments, the approval of the Executive Bonus Plan, the advisory vote on the compensation of the named executive officers and the ratification of independent auditors must receive a “for” vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against these proposals. As an advisory vote, the proposal on the compensation of the named executive officers is non-binding. Although the vote is non-binding, the Board of Directors and the Executive Compensation and Leadership Committee value the opinions of our stockholders, and will consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our named executive officers.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-7352 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the internet at http://investor.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

Who will pay for this proxy solicitation?

We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of common stock.

Who can I call with any questions about my shares?

If you hold shares in “street name”, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 (or (651) 450-4064 for international callers) or visit their web site at www.wellsfargo.com/shareownerservices.

PROPOSALS TO BE VOTED ON

PROPOSAL 1:     ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect ten directors to hold office for a one-year term until the next annual meeting (or until their respective successors are elected and qualified). All nominees have consented to serve a one-year term, if elected.

In May 2012, Linda J. Srere announced her retirement from the Board of Directors, effective as of the date of the commencement of the 2012 Annual Meeting of Stockholders, and therefore will not stand for re-election. Accordingly, immediately upon Ms. Srere’s retirement at the commencement of the 2012 Annual Meeting, the authorized size of the Board of Directors will be reduced to ten directors.

The Board of Directors has nominated the following directors to stand for re-election:

•	Leonard S. Coleman

•	Jeffrey T. Huber

•	Geraldine B. Laybourne

•	Gregory B. Maffei

•	Vivek Paul

•	Lawrence F. Probst III

•	John S. Riccitiello

•	Richard A. Simonson

•	Luis A. Ubiñas

In addition, the Board of Directors has nominated the following director to stand for election for the first time this year:

•	Jay C. Hoag

Mr. Hoag was appointed to the Board of Directors on September 6, 2011.

Required Vote and Board of Directors’ Recommendation

In accordance with our bylaws, if EA’s Corporate Secretary has not received timely and proper notice from a stockholder indicating an intention to nominate one or more candidates to compete with the Board of Directors’ nominees in a director election, or if such stockholder has withdrawn all such nominations by the tenth day preceding the date on which we first mail our notice of meeting to stockholders, then the election of directors will be considered “uncontested.” The 2012 election will be uncontested. As such, each nominee must receive more votes cast “for” than “against” his or her re-election or election, as the case may be, in order to be re-elected or elected, as the case may be, to the Board of Directors. Shares represented by your proxy will be voted by the proxy holders “for” the election of the ten nominees recommended by EA’s Board of Directors unless you vote “against” any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

In accordance with our Corporate Governance Guidelines, the Board of Directors expects a director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. The Board of Directors shall nominate for election or re-election as director only candidates who have previously tendered or, in the case of candidates who have not yet become members of the Board of Directors, have agreed to tender promptly following the annual meeting at which they are elected as director, irrevocable resignations that will be effective upon (i) a failure to receive the required majority vote at the next annual or special meeting at which they face re-election in an uncontested election, and (ii) the Board of Directors’ acceptance of such resignation. In addition, the Board of Directors shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of irrevocable resignation tendered by other directors in accordance with these guidelines.

If an incumbent director fails to receive the required majority vote in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to recommend/accept a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.

The Board of Directors recommends a vote FOR each of the nominees.

DIRECTOR BIOGRAPHIES

Each of the following directors has been nominated for re-election or election, as the case may be, at the 2012 Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness.

Leonard S. Coleman

Director since 2001

Mr. Coleman, age 63, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman currently serves on the Board of Directors of the following public companies: Avis Budget Group, Churchill Downs Inc., H.J. Heinz Corporation and Omnicom Group Inc. Mr. Coleman also served as a director of Cendant Corporation and Aramark Corporation during the last five years.

Mr. Coleman brings a wealth of public sector, international and sports industry experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Coleman is qualified to serve as a director.

Jay C. Hoag

Director since 2011

Mr. Hoag, age 54, co-founded Technology Crossover Ventures, a leading provider of growth capital to technology companies, in 1995 and serves as its Founding General Partner. Prior to co-founding Technology Crossover Ventures, Mr. Hoag was a Managing Director at Chancellor Capital Management, where he spent more than 12 years as a technology-focused venture capitalist and fund manager. Mr. Hoag serves on the Board of Directors of Netflix, Inc., TechTarget, Inc. and Zillow Inc. and also serves on the Board of Trustees of Northwestern University and Menlo School, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag also served as a director of The Street, Inc. during the past five years. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.

As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, corporate governance, talent selection and management. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Hoag is qualified to serve as a director.

Jeffrey T. Huber

Director since 2009

Mr. Huber, age 44, is Senior Vice President at Google Inc., where he has worked since 2003. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001. Earlier in his career, he was a Technology Consultant with McKinsey & Company and founded a software development start-up. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a Masters degree from Harvard University.

Mr. Huber has extensive experience operating and managing consumer online companies; including relevant background and experience in large scale online infrastructure and technology. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Huber is qualified to serve as a director.

Geraldine B. Laybourne

Director since 2008

Ms. Laybourne, age 65, founded Oxygen Media, a cable television network, in 1998 and served as its Chairman and Chief Executive Officer until November 2007, when the network was acquired by NBC Universal. Prior to founding Oxygen, Ms. Laybourne spent 16 years at Nickelodeon, a cable television network. From 1996 to 1998, Ms. Laybourne served as President of Disney/ABC Cable Networks, a cable television network, where she was responsible for overseeing cable programming for the Walt Disney Company and ABC. Ms. Laybourne serves on the Board of Directors of Symantec Corporation and J.C. Penney Company, Inc. and also serves on the Board of Trustees of Vassar College. Ms. Laybourne also served as a director of Move.com during the past five years. In 2010, Ms. Laybourne became the Chairman of the Board of Alloy Media, Inc., a private company. Ms. Laybourne holds a B.A. degree from Vassar College and an M.S. from the University of Pennsylvania.

Ms. Laybourne has extensive executive experience in the entertainment industry, including a deep understanding of the unique and valuable women’s and children’s markets. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Ms. Laybourne is qualified to serve as a director.

Gregory B. Maffei

Director since 2003

Mr. Maffei, age 52, has served as President and Chief Executive Officer of Liberty Interactive Corporation, which owns interests in video and digital commerce businesses, since February 2006. He was CEO-Elect of Liberty Interactive from November 2005 through February 2006. Mr. Maffei has also served as President and Chief Executive Officer of Liberty Media Corporation since May 2007. Liberty Media Corporation owns media, communications and entertainment businesses. Before joining Liberty Interactive Corporation, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation in 2005, and served as Chief Executive Officer of 360networks Corporation, a broadband telecom service provider, from 2000 until June 2005. Mr. Maffei was the Chief Financial Officer for Microsoft Corporation from 1997 to 2000. Mr. Maffei currently serves on the Board of Directors of Liberty Interactive Corporation, Liberty Media Corporation, Barnes & Noble, Inc., Live Nation Entertainment, Inc., Sirius XM Radio Inc., and Zillow, Inc. Mr. Maffei served as a director of DIRECTV and its predecessor, from February 2008 to June 2010. Mr. Maffei received an A.B. from Dartmouth College and an M.B.A. from Harvard Business School where he was a Baker Scholar.

Mr. Maffei’s public board positions at Liberty Interactive and Liberty Media are part of his responsibilities as Chief Executive Officer of those companies, and his service on the public company boards at Sirius XM Radio Inc., Barnes & Noble, Inc. and Live Nation Entertainment, Inc. is due to Liberty Media’s equity investments in those companies and thus, should be viewed as part of his Chief Executive Officer responsibilities at Liberty Media. EA’s Board of Directors and Zillow, Inc.’s Board of Directors are Mr. Maffei’s sole outside public company boards unrelated to his duties at Liberty Media and Liberty Interactive.

Mr. Maffei has extensive operating, financial and investment experience in the technology, media and telecom sectors with some of the largest and most successful companies in their relevant industries. In addition, Mr. Maffei serves on our Audit Committee, and he qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the NASDAQ Stock

Market Rules. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Maffei is qualified to serve as a director.

Vivek Paul

Director since 2005

Mr. Paul, age 53, is the founder of Akansa Capital, an investment firm. Mr. Paul was a partner at TPG (formerly Texas Pacific Group) from October 2005 to August 2008. From July 1999 to September 2005, Mr. Paul served as Vice Chairman of the Board of Directors of Wipro, Ltd., a provider of integrated business, technology and process solutions, and Chief Executive Officer of Wipro Technologies, Wipro’s global information technology, product engineering, and business process services segments. From January 1996 to July 1999, Mr. Paul was General Manager of Global CT Business at General Electric, Medical Systems Division. From March 1993 to December 1995, he served as President and Chief Executive Officer of Wipro GE Medical Systems Limited. Mr. Paul holds a Bachelor of Engineering from the Birla Institute of Technology and Science, and an M.B.A. from the University of Massachusetts, Amherst.

Mr. Paul brings to the Board of Directors his past experience as the Vice Chairman of a large public company and Chief Executive Officer of its dominant business. He has extensive international business knowledge, particularly in emerging markets, and expertise in financial evaluation of business plans, mergers and acquisitions and risk scenarios. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Paul is qualified to serve as a director.

Lawrence F. Probst III

Director since 1991, Chairman since 1994

Mr. Probst, age 62, was employed by EA from 1984 to September 2008. He has served as Chairman of the Board of Directors since July 1994 and, from May 1991 until April 2007, also served as our Chief Executive Officer. Previously Mr. Probst served as President from 1991 until 1998. Mr. Probst serves as the Chairman of the Board of Directors of the U.S. Olympic Committee. Mr. Probst holds a B.S. degree from the University of Delaware.

Mr. Probst served as the Company’s Chief Executive Officer for more than fifteen years and has served as the Chairman of the Board of Directors for nearly eighteen years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals and direct experience with Company and industry-specific opportunities and challenges. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Probst is qualified to serve as a director.

John S. Riccitiello

Director since 2007

Mr. Riccitiello, age 52, has served as Chief Executive Officer and a director of EA since April 2007. Prior to re-joining EA, he was a co-founder and Managing Partner at Elevation Partners, a private equity fund. From October 1997 to April 2004, Mr. Riccitiello served as President and Chief Operating Officer of EA. Prior to joining EA, Mr. Riccitiello served as President and Chief Executive Officer of the worldwide bakery division at Sara Lee Corporation. Before joining Sara Lee, he served as President and Chief Executive Officer of Wilson Sporting Goods Co. and has also held executive management positions at Haagen-Dazs, PepsiCo, Inc. and The Clorox Company. He serves on the Board of Directors of the University of California, Berkeley Haas School of Business and on the Board of Councilors of the University of Southern California School of Cinematic Arts. Mr. Riccitiello holds a B.S. degree from the University of California, Berkeley.

Mr. Riccitiello has served as the Company’s Chief Executive Officer since April 2007. In addition to the extensive executive management experience noted above, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Riccitiello is qualified to serve as a director.

Richard A. Simonson

Director since 2006, Lead Director since 2009

Mr. Simonson, age 53, served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President & Head of Customer Finance of Nokia. In 2001, Mr. Simonson was Managing Director of the Telecom & Media Investment Banking Group of Barclays Capital. Prior to joining Barclays Capital, Mr. Simonson spent 16 years at Bank of America Securities where he held various positions, including Managing Director & Head of Global Project Finance, Global Corporate & Investment Bank, San Francisco and Chicago. Mr. Simonson is also a director of Silver Spring Networks. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. Simonson has extensive financial expertise, corporate governance and risk management experience. He also has extensive experience with the strategic and operational challenges of leading a global company. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Simonson is qualified to serve as a director.

Luis A. Ubiñas

Director since 2010

Mr. Ubiñas, age 49, has served as President of the Ford Foundation since January 2008. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Managing Director of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas serves on the World Bank Advisory Council of Global Foundation Leaders, the UN Permanent Advisory Memorial Committee, the U.S. Advisory Committee on Trade Policy and Negotiation and the board of the New York Public Library. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, and is a fellow of the American Academy of Arts and Sciences.

Mr. Ubiñas has extensive experience in business management and operations from his experience currently overseeing the more than $10 billion in assets and over $500 million in annual giving by the Ford Foundation. In addition, through his prior consulting experience, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities that they face. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr.  Ubiñas is qualified to serve as a director.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that each of our non-employee directors qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules. Mr. Riccitiello, our current Chief Executive Officer (“CEO”), does not qualify as independent. The NASDAQ Stock Market Rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example and among other things, that a director is not considered independent if he or she is an employee of the Company or at any time during the past three years was employed by the Company. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than their director compensation.

BOARD OF DIRECTORS, BOARD MEETINGS, AND COMMITTEES

The Board of Directors meets on a fixed schedule four times each year and also holds special meetings and acts by written consent. In fiscal 2012, the Board of Directors met fourteen times and also acted by written consent. At each regularly scheduled meeting, the independent members of the Board of Directors meet in executive session separately without management present.

Board of Directors Leadership Structure

Mr. Riccitiello serves as our CEO and Mr. Probst serves as the Chairman of our Board of Directors. In addition, a Lead Director, elected by the independent directors, is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman of the Board of Directors, serving as a liaison between the Chairman of the Board of Directors and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Our Lead Director may also call meetings of the independent directors. Mr. Simonson has served as Lead Director since 2009. Mr. Simonson was chosen by the independent directors of the Board of Directors to serve as Lead Director following the 2012 Annual Meeting of Stockholders for an additional one-year term ending with our 2013 Annual Meeting, subject to Mr. Simonson’s re-election to the Board of Directors. We believe that our current board leadership structure with Mr. Probst serving as the Chairman of the Board of Directors and Mr. Simonson serving as Lead Director is appropriate for the Company because Mr. Simonson is not affiliated with the Company under any applicable rules or guidelines. Mr. Probst, though an independent director, was an employee of the Company for many years and served as its CEO.

Board Committees

The Board of Directors currently has three committees, each of which operates under a charter approved by the Board of Directors: the Audit Committee, the Executive Compensation and Leadership Committee, and the Nominating and Governance Committee. The Board of Directors amended and restated the Audit Committee’s charter in May 2006, the Executive Compensation and Leadership Committee’s charter in August 2010, and the Nominating and Governance Committee’s charter in November 2010. Copies of each Committee’s charter may be found in the Investor Relations section of our website at http://investor.ea.com. In accordance with the Committee charters, and with current regulatory requirements, all members of these Committees are independent directors. During fiscal 2012, each director participated in at least 75 percent of all Board of Directors meetings and Committee meetings held during the period for which he or she was a member. The Committee assignments for the current Board year from July 28, 2011 (the date of the most recent Board of Directors election and beginning of the current Board year) through the date of this Proxy Statement were as follows:

July 28, 2011 — Present Committee Assignments

Audit Committee:	Gregory B. Maffei (Chair), Vivek Paul, and Luis A. Ubiñas
Executive Compensation and Leadership Committee:	Geraldine B. Laybourne (Chair), Leonard S. Coleman (until February 8, 2012), Jay C. Hoag (from September 6, 2011) and Linda J. Srere
Nominating and Governance Committee:	Richard A. Simonson (Chair), Leonard S. Coleman, and Jeffrey T. Huber

Effective June 15, 2012, the Committee assignments will be revised as follows:

Committee Assignments as of June 15, 2012

Audit Committee:	Gregory B. Maffei (Chair), Jeffrey T. Huber, and Luis A. Ubiñas
Executive Compensation and Leadership Committee:	Jay C. Hoag (Chair), Geraldine B. Laybourne, Vivek Paul and Linda J. Srere (until Ms. Srere’s retirement from the Board on July 26, 2012)
Nominating and Governance Committee:	Richard A. Simonson (Chair) and Leonard S. Coleman

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and other matters, and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. In the opinion of the Board of Directors, Mr. Maffei meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met eight times in fiscal 2012. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.

Executive Compensation and Leadership Committee

The Executive Compensation and Leadership Committee (referred to in this section as “the ECLC”) is responsible for setting the overall compensation strategy for the Company, determining the compensation of the CEO (via recommendation to the Board of Directors) and other executive officers, and overseeing the Company’s bonus and equity incentive plans and other benefit plans. In addition, the ECLC is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors. The ECLC is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules and qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended. The ECLC may delegate its authority and duties to subcommittees, individual committee members, or management, as it deems appropriate in accordance with applicable laws, rules and regulations.

The ECLC has regularly-scheduled meetings on a quarterly basis and holds additional meetings as needed during the year. The ECLC also takes action by written consent, often after informal telephone discussions and other communications among the ECLC members and members of management. During fiscal 2012, the ECLC met eight times, four of which were regularly-scheduled quarterly meetings and the remainder of which were special sessions.

For its regularly-scheduled meetings, the ECLC maintains a calendar to help guide the meeting agendas and to ensure fulfillment of the various responsibilities outlined in the ECLC’s charter. In fiscal 2012, this calendar included a review of the compensation philosophy of the Company, talent and succession planning, a review of the Company’s retirement and health and welfare plans, designation of the Company’s peer group for compensation purposes, recommendations and decisions on the compensation of executive officers (including base salaries, target cash bonus opportunities, equity awards, and annual cash bonus payments), recommendations on the compensation of non-employee members of the Board of Directors, and other administrative matters.

In fiscal 2012, the ECLC also held special meetings to consider a variety of items including special compensation and equity retention programs, executive officer promotions, and the terms and conditions of compensation arrangements for new executive officers.

The ECLC has the authority to engage the services of outside advisors. During fiscal 2012, the ECLC engaged Compensia, Inc., a national compensation consulting firm, to assist with the ECLC’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy. Compensia also advised the ECLC with respect to each element of total direct compensation, including base salary, bonus, and equity awards. Compensia attends all ECLC meetings, works directly with the ECLC Chair and ECLC members, and sends all invoices, including descriptions of services rendered, to the ECLC Chair for review and payment. Compensia performed no other services for the Company and no work at the request of our management team during fiscal 2012.

From time to time, our management separately engages outside advisors in connection with the Company’s compensation policies and practices. In fiscal 2012, the Company’s management retained Frederic W. Cook & Co., a national compensation consulting firm, to assist management and the ECLC with a review of compensation levels for members of the Board of Directors. Frederic W. Cook & Co. performed only director compensation-related services for the Company during fiscal 2012.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for election to the Board of Directors and for appointing directors to Board Committees. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance, reviewing and ensuring the quality of the Company’s succession plans, recommending formal governance standards to the Board of Directors, reviewing the performance of the CEO, establishing the Board of Directors’ criteria for selecting nominees for director, and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. The Nominating and Governance Committee is currently comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules. The Nominating and Governance Committee met seven times in fiscal 2012.

In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and needs of the Board of Directors as a whole. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	The highest level of personal and professional ethics and integrity, including a commitment to EA’s values;

•	Practical wisdom and mature judgment;

•	Significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to EA’s long-term success;

•	The ability to gain an in-depth understanding of EA’s business; and

•	A willingness to represent the best interests of all EA stockholders and objectively appraise management’s performance.

While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates that will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee will also consider the director’s tenure on the Board of Directors, past attendance at meetings, participation in and contributions to the activities of the Board of Directors, the director’s continued independence (including any actual, potential or perceived conflicts of interest), as well as the director’s age and changes in his or her principal occupation or professional status. The Nominating and Governance Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity on the Board of Directors, contributing to the Board of Directors’ ability to work effectively as a collective body, while providing EA with the benefits of familiarity and insight into EA’s affairs that its directors have developed over the course of their service. Accordingly, consistent with past EA practice, the Nominating and Governance Committee will first consider recommending incumbent directors who wish to continue to serve on the Board of Directors for re-election at EA’s annual meeting of stockholders.

The Nominating and Governance Committee regularly seeks qualified candidates to serve as directors, particularly in situations where it determines not to recommend an incumbent director for re-election, an incumbent director declines to stand for re-election, or a vacancy arises on the Board of Directors for any reason (including the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board of Directors). The Nominating and Governance Committee may, in its

discretion, use a variety of means to identify and evaluate potential nominees for director. The Nominating and Governance Committee has used, and may continue to use, qualified search firms and may also work with members of EA’s Human Resources Department to identify potential nominees meeting the Board of Directors’ general membership criteria discussed above. The Nominating and Governance Committee may also consider potential nominees identified by other sources, including current directors, senior management and stockholders. In determining whether to recommend a candidate to the Board of Directors, the Nominating and Governance Committee will consider the current composition of the Board of Directors and capabilities of current directors, as well as any additional qualities or capabilities considered necessary or desirable in light of the existing or anticipated needs of the Board of Directors.

The Nominating and Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that it may also consider as one of the factors in its evaluation, the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock. Stockholders wishing to submit candidates for consideration by the Nominating and Governance Committee may do so by writing to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, Attn: Director Nominations. To be considered by the Nominating and Governance Committee in connection with EA’s annual meeting of stockholders, recommendations must be submitted in writing to EA’s Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which EA’s proxy statement was released to stockholders in connection with the previous year’s annual meeting (on or about February 8, 2013, for our 2013 Annual Meeting of Stockholders).

Recommendations should include: (1) the stockholder’s name, address and telephone number; (2) the amount and nature of record and/or beneficial ownership of EA securities held by the stockholder; (3) the name, age, business address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed candidate; (4) a description of the qualifications and background of the proposed candidate that addresses the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time and set forth in EA’s Corporate Governance Guidelines; (5) the amount and nature of record and/or beneficial ownership of EA securities held by the proposed candidate, if any; (6) a description of all arrangements or understandings between the stockholder and the proposed candidate relating to the proposed candidate’s candidacy; (7) a statement as to whether the proposed candidate would be considered an independent director under applicable NASDAQ Stock Market Rules or an audit committee financial expert under applicable SEC rules; (8) the consent of the proposed candidate (a) to be named in the proxy statement relating to EA’s annual meeting of stockholders, and (b) to serve as a director if elected at such annual meeting; and (9) any other information regarding the proposed candidate that may be required to be included in a proxy statement by applicable SEC rules. The Nominating and Governance Committee may request any additional information reasonably necessary to assist it in assessing a proposed candidate.

Corporate Governance Guidelines

Our Board of Directors has adopted, upon the recommendation of the Nominating and Governance Committee, a formal set of Corporate Governance Guidelines. A complete copy of the Corporate Governance Guidelines is available in the Investor Relations section of our website at http://investor.ea.com. Our Corporate Governance Guidelines contain policies relating to:

•	Board membership and independence criteria;

•	Election of directors;

•	Director resignations;

•	Executive sessions of independent directors led by a Lead Director;

•	Authority to hire outside advisors;

•	Director orientation and education;

•	Board of Directors and Committee self-evaluations;

•	Attendance at annual meetings of stockholders;

•	Stock ownership guidelines for our directors and executive officers;

•	Stockholder communications with the Board of Directors;

•	Director access to management; and

•	Board of Directors and Committee roles in CEO evaluation and management of succession planning.

Global Code of Conduct

Our Global Code of Conduct (which includes code of ethics provisions applicable to our directors, principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers) is available in the Investor Relations section of our website at http://investor.ea.com. From time to time, we post amendments to our Global Code of Conduct in the Investor Relations section of our website. Copies of our Board of Directors committee charters and Global Code of Conduct are available without charge by contacting our Investor Relations department at (650) 628-7352.

The Board of Directors’ Oversight of Risk Issues

The full Board of Directors and the Board Committees are responsible for managing different forms of risk. Business risks are reviewed by the full Board of Directors in conjunction with management. The Board of Directors regularly receives management presentations from different areas of the business regarding the opportunities and risks in those areas and engages in dialogue with executive management regarding these issues. Risks related to investments, financial reporting, internal controls and procedures, and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Nominating and Governance Committee reviews issues of director and CEO succession.

Compensation-related risks are reviewed by the Executive Compensation and Leadership Committee with members of management responsible for structuring the Company’s compensation programs. As part of those risk oversight efforts, we evaluated our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company. In particular, we considered the design, size, and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Executive Compensation and Leadership Committee reviewed the results of our evaluation with management and the Committee’s consultant, Compensia. The Executive Compensation and Leadership Committee concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company. The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.

Director Attendance at Annual Meetings

Our directors are expected to make every effort to attend our annual meeting of stockholders. All ten directors who were elected at the 2011 Annual Meeting of Stockholders attended the meeting.

Stockholder Communications with the Board of Directors

EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. All stockholder communications received will be handled in accordance with procedures approved by the independent directors serving on the Board of Directors. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://investor.ea.com.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Our Executive Compensation and Leadership Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Historically, our non-employee directors have been paid a mix of cash and equity compensation for their service as directors. During fiscal 2012, Mr. Riccitiello did not receive any additional compensation for his service as a director. The table below reflects the annualized components of cash compensation for directors (other than Mr. Riccitiello) that were in place during fiscal 2012. Because our Board year does not correspond to our fiscal year, actual amounts paid during fiscal 2012 were pro-rated based on the annualized figures in the following table. For more information regarding the specific compensation received by each non-employee director during fiscal 2012, see the “Fiscal 2012 Director Compensation” table below.

Fiscal 2012 Annualized Components of Non-Employee Director Cash Compensation

Annual Retainer	$50,000
Service on the Audit Committee	$10,000
Chair of the Audit Committee	$10,000
Service on the Executive Compensation and Leadership Committee	$7,500
Chair of the Executive Compensation and Leadership Committee	$7,500
Service on the Nominating and Governance Committee	$7,500
Chair of the Nominating and Governance Committee	$2,500
Chairman of the Board of Directors	$50,000
Service as Lead Director	$25,000

In addition, individual directors were eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing advisory services to management in such areas as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No directors earned any compensation for special assignments during fiscal 2012.

Stock Compensation

Non-employee directors are eligible to receive restricted stock units upon his or her election, re-election or appointment to the Board of Directors as determined at the discretion of the Board of Directors.

In fiscal 2012, 10,000 restricted stock units were granted under the Equity Plan to each of our non-employee directors who were re-elected at the 2011 Annual Meeting of Stockholders on July 28, 2011. Mr. Hoag, who was appointed to the Board of Directors as of September 6, 2011, was granted a pro-rated grant of 9,166 restricted stock units on September 16, 2011. These restricted stock units vest in their entirety on the date of the 2012 Annual Meeting.

Under the Equity Plan, non-employee directors may elect to receive all or part of their cash compensation in the form of common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive shares of common stock valued at 110 percent of the cash compensation they would have otherwise received. Such shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year.

Other Benefits

Non-employee directors, who are not employed with any other company, are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a Board of Directors member with the option for the continuation of benefits upon the expiration of their Board of Directors term. Participating directors pay 100 percent of their own insurance premiums.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan (“DCP”) that allows our directors and certain employees, including our named executive officers, to defer receipt of their director fees or base salary, as the case may be, into cash accounts that mirror the gains and/or losses of several different investment funds which correspond to the funds we have selected for our 401(k) plan. Director participants may defer up to 100 percent of their director fees until the date(s) they have specified. We are not required to make any contributions to the DCP and did not do so in fiscal 2012.

Stock Ownership Guidelines

Each non-employee director is required, within three years of becoming a director, to own shares of EA common stock or vested restricted stock units having a value of at least three years’ annual retainer for service on the Board of Directors. As of March 31, 2012, each of our directors had either fulfilled their ownership requirements or had not yet reached three years of service. Mr. Hoag is currently eligible to satisfy his ownership requirements through his indirect holdings of EA stock through Technology Crossover Ventures.

FISCAL 2012 DIRECTOR COMPENSATION TABLE

The following table shows compensation information for each of our directors during fiscal 2012 (other than Mr. Riccitiello).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Total ($)
Leonard S. Coleman	65,000	225,600	—	290,600
Jay C. Hoag	—	210,910	42,149	253,059
Jeffrey T. Huber	—	225,600	63,234	288,834
Geraldine B. Laybourne	65,000	225,600	—	290,600
Gregory B. Maffei	—	225,600	76,993	302,593
Vivek Paul	—	225,600	66,000	291,600
Lawrence F. Probst III	100,000	225,600	—	325,600
Richard A. Simonson	63,768	225,600	23,365	312,733
Linda J. Srere	57,500	225,600	—	283,100
Luis A. Ubiñas	60,000	225,600	—	285,600

(1)

The amounts presented in this column represent compensation that was earned and paid as cash, including cash compensation of $65,000 that was deferred by Mr. Coleman into a cash account pursuant to the terms of our Deferred Compensation Plan, described above.

(2)

Represents the aggregate grant date fair value of restricted stock units (“RSUs”) granted in fiscal 2012. Grant date fair value for RSUs is calculated using the closing price of our common stock on the grant date. For additional information regarding the valuation methodology for RSUs, see Note 14, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. Each non-employee director standing for re-election at the 2011 Annual Meeting received an RSU grant of 10,000 shares of EA common stock with a grant date fair value of $225,600 based on a closing price of $22.56 for our common stock on the NASDAQ Global Select Market on the date of grant, July 28, 2011. Mr. Hoag, who joined our Board of Directors on September 6, 2011 received a pro-rata RSU grant of 9,166 shares, with a grant date fair value on September 16, 2011 of $210,910, based on a closing price of $23.01 for our common stock. The RSUs granted at the 2011 Annual Meeting and the RSUs granted to Mr. Hoag vest in their entirety on the date of the 2012 Annual Meeting. The aggregate number of unvested RSUs held by each of our non-employee directors as of March 31, 2012 (the last day of fiscal 2012) was as follows: Mr. Coleman, 10,000; Mr. Hoag, 9,166; Mr. Huber, 11,250; Ms. Laybourne, 10,625; Mr. Maffei, 10,000; Mr. Paul, 10,000; Mr. Probst, 10,000; Mr. Simonson, 10,000; Ms. Srere, 10,000 and Mr. Ubiñas, 10,000.

(3)

As described above under “Stock Compensation”, our non-employee directors may elect to receive all or part of their cash compensation for a given quarter of the Board year in the form of EA common stock.

Non-employee directors making such an election receive shares of common stock valued at 110 percent of the cash compensation they would have otherwise received. Such shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. The only stock options granted to our directors during fiscal 2012 were to those directors electing to receive all or part of their cash compensation in the form of stock, as detailed in footnote 4 below. For additional information on the valuation methodology and assumptions used to calculate the fair value of stock options, see Note 14, “Stock-Based Compensation and Employee Benefit Plans,” of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The aggregate number of unexercised stock options held by each of our non-employee directors as of March 31, 2012 (the last day of fiscal 2012) was as follows: Mr. Coleman, 87,200; Mr. Huber, 19,600; Ms. Laybourne, 23,800; Mr. Maffei, 107,866; Mr. Paul, 61,033; Mr. Probst, 1,541,100; Mr. Simonson, 50,200 and Ms. Srere, 87,200.

(4)

The following table presents the number of shares each director received in lieu of cash as a result of his or her elections during fiscal 2012 and the grant date fair value of the immediately exercised options:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Options Grants	Grant Date Fair Value ($)
Jay C. Hoag	11/1/2011	22.46	1,173	26,346
	2/1/2012	18.44	857	15,803

				42,149
Jeffrey T. Huber	5/2/2011	20.30	778	15,793
	8/1/2011	21.95	721	15,826
	11/1/2011	22.46	704	15,812
	2/1/2012	18.44	857	15,803

				63,234

Gregory B. Maffei	5/2/2011	20.30	948	19,244
	8/1/2011	21.95	877	19,250
	11/1/2011	22.46	857	19,248
	2/1/2012	18.44	1,044	19,251

				76,993

Vivek Paul	5/2/2011	20.30	813	16,504
	8/1/2011	21.95	752	16,506
	11/1/2011	22.46	734	16,486
	2/1/2012	18.44	895	16,504

				66,000

Richard A. Simonson	5/2/2011	20.30	1,151	23,365

PROPOSAL 2: APPROVAL OF AMENDMENTS TO THE 2000 EQUITY INCENTIVE PLAN

The 2000 Equity Incentive Plan (“Equity Plan”), which was approved by the stockholders on March 22, 2000, continues EA’s program of providing equity incentives to eligible employees, officers and directors. We offer these incentives in order to assist in recruiting, retaining and motivating qualified employees, officers and directors. Since the Equity Plan’s adoption, 114,685,000 shares of common stock have been reserved for issuance. For more information regarding the Equity Plan, please read the summary of its material terms, as proposed to be amended, included as Appendix B of this Proxy Statement, and full text of the Equity Plan, as proposed to be amended, filed with the SEC on or about June 8, 2012.

We are proposing amendments to the Equity Plan that would:

•	Increase the number of shares authorized under the Equity Plan by 6,180,000 shares to a total of 120,865,000 shares.

We believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. In this way, we reinforce the link between our stockholders and our employees’, officers’ and directors’ focus on personal responsibility, creativity and stockholder returns. Equity incentives such as stock options and restricted stock units (“RSUs”) also play an important role in our recruitment and retention strategies, as the competition for creative and technical talent and leadership in our industry is intense.

While equity is a strategic tool for recruitment and retention, we also carefully manage stock option and RSU issuances and strive to keep the dilutive impact of the equity incentives we offer within a reasonable range. Historically, we have made a significant portion of our equity grants in a given fiscal year in connection with our annual reviews and merit increases.

During fiscal 2012, we granted stock options to purchase a total of approximately 470,231 shares. During fiscal 2012, we also granted RSUs to acquire a total of 12,818,835 shares. Together these stock option and RSU grants represented approximately 4.15% of the 320,149,568 total shares outstanding (excluding unvested restricted stock awards) as of March 31, 2012.

As of May 19, 2012, the Company had 9,429,922 outstanding stock options under all plans with a weighted average exercise price of $33.79 and a weighted average remaining contractual life of 4.73 years. Also, as of that same date, there were 15,599,743 granted but unvested shares of restricted stock and RSUs, including all time-based RSUs, performance-based RSUs (including 693,336 performance-based RSUs that were granted at the maximum 200% of the number of shares targeted to vest) and restricted stock awards, but excluding 77,475 RSUs awarded to directors that have vested but have been deferred and remain unreleased. As a result, as of May 19, 2012, the number of shares remaining available for future grant under all plans was 15,180,536 shares available for issuance as stock options or 10,615,759 shares available for issuance as restricted stock and RSUs. Going forward, we intend to continue to responsibly manage issuance of equity incentive awards under the Equity Plan.

The Equity Plan contains several features designed to protect stockholders’ interests. For example, the Equity Plan does not allow any options to be granted at less than 100 percent of fair market value, and the exercise price of outstanding options issued under the Equity Plan may not be reduced without stockholder approval. The Equity Plan does not contain an “evergreen” provision whereby the number of authorized shares is automatically increased on a regular basis. In addition, the Equity Plan prohibits us from loaning, or guaranteeing the loan of, funds to participants under the Equity Plan.

•

Provide that eligible persons may receive awards offered under the Equity Plan covering up to 2,000,000 shares per fiscal year, all of which may be granted as awards of stock options, restricted stock, restricted stock units, stock appreciation rights, or any combination thereof.

The eligibility provisions of the Equity Plan currently have an annual award limitation, for purposes of meeting certain requirements under section 162(m) of the Internal Revenue Code, whereby eligible persons, other than newly hired employees, can receive awards covering up to a maximum of 1,400,000 shares per calendar year (the “Annual Award Limit”). Of the Annual Award Limit, no more than 400,000 shares shall be covered by awards of restricted stock or RSUs (the “Annual RSU Limit”). New employees of the Company are currently eligible to receive up to twice the amount of the Annual Award Limit and Annual RSU Limit, respectively.

The Annual Award Limit has not been increased, other than by operation of stock splits, since the Equity Plan was initially approved by stockholders on March 22, 2000. The Annual RSU Limit has not been increased since the stockholders approved amendments to the Equity Plan on July 29, 2004, expressly authorizing the issuance of RSUs in addition to awards of stock options and restricted stock. At the time each of these Equity Plan provisions was approved, it was our practice to grant equity awards to our employees primarily in the form of stock options. Since fiscal 2010, we have granted equity awards to our employees, including our executives and named executive officers, primarily in the form of RSUs.

We believe it is important to have the flexibility to set the amount of equity granted to our employees at a level that takes into consideration current market trends, stock values, the design of our performance-based equity program and our ability to attract and retain key employees. We also address employee compensation decisions on a fiscal year, rather than a calendar year, basis. We believe that amending the eligibility provisions of the Equity Plan to increase the number of shares covered by awards to 2,000,000 per fiscal year for all persons eligible to receive awards under the Equity Plan and eliminating the Annual RSU Limit will provide the Executive Compensation and Leadership Committee (the “Committee”), and the Board of Directors with the necessary flexibility to set the equity component of our employees’ compensation at appropriate and competitive levels.

New Plan Benefits

The amount and timing of awards under the Equity Plan are determined in the sole discretion of the Committee, as administrator, or the Board of Directors with respect to awards granted to the Chief Executive Officer, and cannot be determined in advance. Future awards under the Equity Plan to directors, executive officers and other employees are discretionary, and therefore not determinable at this time; however, the following awards have been approved, contingent upon stockholder approval of the proposed increase to the Annual Award Limit and the elimination of the Annual RSU Limit from the Equity Plan: with respect to Mr. Gibeau, the Committee has approved an award consisting of 100,000 RSUs vesting as to one-third of the shares on each of May 18, 2013, May 18, 2014, and May 18, 2015 provided Mr. Gibeau remains employed with the Company at each of these respective dates, and a one-time retention award of 300,000 RSUs that will vest in full on May 18, 2015, provided Mr. Gibeau remains employed with the Company on that date; with respect to certain other executive officers, the Committee has also approved one-time retention awards totaling 650,000 RSUs, in the aggregate, that will vest in full on May 18, 2015, provided the award recipients remain employed with the Company on that date. The awards listed above will be made following stockholder approval of this proposal at the Annual Meeting.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting on this proposal.

The Board of Directors recommends a vote FOR the amendments to the 2000 Equity Incentive Plan.

PROPOSAL 3: APPROVAL OF THE COMPANY’S EXECUTIVE BONUS PLAN

On May 29, 2007, the Board adopted the Electronic Arts Inc. Executive Bonus Plan, which was subsequently approved by the stockholders for a maximum term of five years from the date of the 2007 Annual Meeting. In May 2012, the Board unanimously approved, subject to stockholder approval, the Electronic Arts Inc. Executive Bonus Plan, as amended, (the “Executive Bonus Plan”) and directed that the Executive Bonus Plan again be submitted to our stockholders for approval at the 2012 Annual Meeting. Stockholder approval of the Executive Bonus Plan will allow bonuses paid pursuant to its terms to be considered “performance-based compensation” within the meaning of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (“Code”), and therefore fully deductible by Electronic Arts for federal income tax purposes.

The Board believes that it is in the best interests of Electronic Arts and its stockholders to ensure that bonuses paid to covered employees (as defined in Section 162(m)) who are participants are fully deductible by Electronic Arts for federal income tax purposes. For purposes of Section 162(m), a covered employee is any employee of ours if, as of the close of our taxable year, such employee is our principal executive officer (or an individual acting in such a capacity) or if the total compensation of such employee for that taxable year is required to be reported to our stockholders under applicable securities rules by reason of such employee being among the three highest compensated officers for the taxable year (other than our principal executive officer or the principal financial officer). Accordingly, Electronic Arts has structured the Executive Bonus Plan to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation.

Stockholders are requested to approve the adoption of the Executive Bonus Plan. If the Executive Bonus Plan is approved by the stockholders, compensation paid by Electronic Arts pursuant to the Executive Bonus Plan, to covered employees will not be subject to the corporate compensation deduction limits set forth in Section 162(m) of the Code. However, if the Executive Bonus Plan is not approved by our stockholders, it will not become effective, and Electronic Arts will lose any tax deductions that the Executive Bonus Plan would otherwise have provided.

Summary of the Executive Bonus Plan

The following general description is qualified in its entirety by reference to the text of the Executive Bonus Plan, as proposed to be adopted at the 2012 Annual Meeting and filed by the Company with the SEC on or about June 8, 2012. Unless otherwise indicated, capitalized terms used in this Proposal shall have the meanings set forth in the text of the Executive Bonus Plan.

Purpose

The purpose of the Executive Bonus Plan is to provide eligible employees with incentive compensation based upon the level of achievement of financial, business and other performance criteria. It is intended that bonuses awarded under the Executive Bonus Plan to covered employees will qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Eligibility

Eligible participants in the Executive Bonus Plan are senior executives of Electronic Arts or of an affiliate who are chosen solely at the discretion of the Executive Compensation and Leadership Committee (the “Committee”). It is expected that participation in the Executive Bonus Plan will generally be limited to our Chief Executive Officer and those executives who directly report to our Chief Executive Officer.

Administration

The Executive Bonus Plan will be administered by the Committee (or a subcommittee thereof), which is comprised solely of two or more “outside” directors (within the meaning of Section 162(m)). The Committee has the authority, in its discretion, to make any and all decisions regarding the administration of the Executive Bonus Plan, including the authority to (1) construe and interpret the terms of the Executive Bonus Plan, (2) determine the manner and time of payment of any awards, (3) prescribe forms and procedures for purposes of Executive Bonus Plan participation and distribution of awards, and (4) adopt rules and regulations and take such actions as it deems necessary or desirable for the proper administration of the Executive Bonus Plan. All determinations of the Committee that are not inconsistent with the Executive Bonus Plan will be final and binding on all persons.

Establishment of Bonuses

Each performance period, the Committee will select the individuals to participate in the Executive Bonus Plan, assign each participant a maximum award level and establish the performance goal or goals that must be achieved before an award actually will be paid to the participant. Bonuses are payable in cash.

Performance Goals

Under the Executive Bonus Plan, participants will be eligible to receive cash awards based upon the attainment and certification of certain performance goals established by the Committee over the applicable performance period. The performance goals that may be selected by the Committee include either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, in each case as specified by the Committee: profit before tax; revenue (on an absolute basis or adjusted for currency effects); net revenue; earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earning per share; total stockholder return; market share; return on assets or net assets; the company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; attainment of objective operating goals and employee metrics.

The performance goals may be measured either on an absolute basis or relative to a pre-established target, to a previous period’s results, or to a designated comparison group and may differ for each participant. For example, the Committee may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: the effects of currency fluctuations; any or all adjustments that are reflected in the calculation of non-GAAP earnings as presented in any Electronic Arts press release or Form 8-K filing relating to an earnings announcement; asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; and any other extraordinary or non-operational items. Additionally, the Committee may decide to ignore the effect of mergers or acquisitions in their evaluation of performance goals.

The Committee will establish the performance goals with respect to each participant in writing not later than 90 days after the commencement of the period of service to which the performance goals relate, provided that the outcome of the performance goals is substantially uncertain at the time of their establishment. A performance period shall generally be a fiscal year, but may also be any such other period of time as determined in the sole and absolute discretion of the Committee.

Determination of Bonuses

As soon as practicable after the end of each performance period, the Committee will certify in writing the extent to which the pre-established performance goals actually were achieved and the amount of the bonus to be paid. The Committee reserves the discretion to reduce or eliminate any actual award under the Bonus Plan. The payment of a cash bonus under the Executive Bonus Plan requires that the participant be actively employed when the bonus is paid. The Committee, however, may make exceptions to the general rule that a participant must be actively employed when a cash bonus is payable in the case of death or disability, or in the event of a change in control. Additionally, if a participant incurs a change in status that results in him or her being ineligible to participate in this Plan during a performance period, he or she may receive a pro-rated bonus (as determined at the end of the performance period to which such bonus relates). The method in which a bonus is pro-rated is determined in the sole discretion of the Committee.

Payment of Bonuses

All awards will be paid in cash as soon as practicable after the Committee has certified that the applicable performance goals have been achieved, determined the bonus amounts, and authorized the payment of the corresponding bonuses, but in no event later than 2 1/2 months after the end of the calendar year in which the applicable performance period ends. Receipt of a bonus may be deferred, however, to the extent a participant has made a timely election to defer payment and pursuant to the terms and conditions of the Electronic Arts Inc. Deferred Compensation Plan or any successor plan and in compliance with Section 409A of the Code.

Maximum Award

The maximum bonus payment that any participant may receive under the Executive Bonus Plan for any performance period is 300% of their base salary for such period, but in no event will a participant’s bonus under the Executive Bonus Plan exceed $5,000,000 during any fiscal year.

Term of Executive Bonus Plan

The Executive Bonus Plan shall first apply in fiscal 2013. The Executive Bonus Plan shall terminate with respect to fiscal 2013 and all subsequent years unless it is approved at the 2012 Annual Meeting. Once approved by our stockholders, the Executive Bonus Plan shall continue until the earlier of (i) the date as of which the Committee terminates the Executive Bonus Plan, (ii) the date any stockholder approval requirement under Section 162(m) of the Code ceases to be met, or (iii) the date that is five years after the 2012 Annual Meeting.

Amendment and Termination

The Committee may amend, modify, suspend or terminate the Executive Bonus Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the Executive Bonus Plan or in any award granted thereunder. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable pursuant to any award under the Executive Bonus Plan or cause compensation that is, or may become, payable under the Executive Bonus Plan to fail to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code. To the extent required by applicable law, amendments to the Executive Bonus Plan are subject to stockholder approval.

Federal Income Tax Consequences

Under present federal income tax law, an Executive Bonus Plan participant will be taxed at ordinary income rates on the cash bonus in the year in which such cash is received. If a participant elects to defer all or a portion of the bonus, the participant may be entitled to defer the recognition of income. However, bonus deferrals are subject to applicable required withholdings, and Electronic Arts will withhold such amounts from the amount of the bonus deferral. Generally, and subject to the provisions of Section 162(m) of the Code, Electronic Arts will receive a federal income tax deduction corresponding to the amount of income recognized by the 162(m) Bonus Plan participants.

New Plan Benefits: Bonuses to be Paid to Certain Individuals and Groups

Awards under the Executive Bonus Plan are determined based on actual future performance. The maximum bonus payment that any participant may receive under the Executive Bonus Plan for any performance period is 300% of their base salary for such period, but in no event will a participant’s bonus under the Executive Bonus Plan exceed $5,000,000 during any fiscal year. For fiscal 2012, we paid bonuses to certain of our named executive officers pursuant to the terms of the Executive Bonus Plan, as approved by the stockholders on July 26, 2007. See “Compensation Programs and Plans” in the “Compensation Discussion and Analysis” and the “Fiscal 2012 Summary Compensation” table below for a description of bonuses paid to our named executive officers in fiscal 2012. In May 2012, the Committee approved the participants and performance goals for funding the Executive Bonus Plan for fiscal 2013, contingent upon stockholder approval of the Executive Bonus Plan. If approved, the maximum bonus payment for each participating executive officer for fiscal 2013 will be the lower of: (1) 300% of their annual base salary and (2) 0.5% of non-GAAP net income for each participating executive officer other than Mr. Riccitiello, for whom this maximum is 1.0% of non-GAAP net income.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting on this proposal.

The Board recommends a vote FOR approval of the Executive Bonus Plan.

PROPOSAL 4: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

At the fiscal 2011 Annual Meeting, the Board of Directors recommended, and the stockholders approved, an annual advisory vote on the compensation of our named executive officers (“NEOs”). In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and our stockholders’ desire for an annual “say on pay” advisory vote and the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our NEOs for fiscal 2012, as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

In response to our first advisory vote on the compensation of our NEOs at the fiscal 2011 Annual Meeting, the majority of stockholders voted in favor of our executive compensation programs and the fiscal 2011 compensation of our NEOs. In light of this favorable vote, the basic principles and structure of our compensation programs did not change in fiscal 2012.

Our executive compensation programs are based on three core principles that are designed to motivate our NEOs to achieve annual financial and strategic objectives and create long-term stockholder value. The fiscal 2012 compensation of our NEOs reflected these core principles:

•	A significant portion of each NEO’s cash compensation was based on the annual financial and operational performance of the Company and the NEO’s business unit and therefore “at risk”;

•	A significant portion of each NEO’s total compensation was provided in the form of long-term equity to further align the interest of NEOs and stockholders; and

•	The target total direct compensation package for each was consistent with market practices for executive talent and each NEO’s individual experience, responsibilities and performance.

The compensation of our NEOs is described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, which we encourage you to read for additional details on our executive compensation programs and the fiscal 2012 compensation of our NEOs.

We believe our compensation programs and policies for fiscal 2012 were consistent with our core compensation principles, aligned with stockholders’ interests, supported by strong compensation governance practices and worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2012, as set forth in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”

Advisory Vote and Board of Director’s Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting on this proposal.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or our Executive Compensation and Leadership Committee. Our Board of Directors and Executive Compensation and Leadership Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Board of Directors recommends a vote FOR the approval of the foregoing resolution.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of EA and its consolidated subsidiaries since fiscal 1987. The Board of Directors, through the Audit Committee, has appointed KPMG LLP as EA’s independent auditors for the fiscal year ending March 31, 2013. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders.

Ratification of the appointment of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review their future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and the stockholders.

Fees of Independent Auditors

The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2012	Year Ended March 31, 2011
Audit Fees(1)
– Worldwide audit fee	$4,486,000	$4,603,000
– Accounting concurrence and regulatory matters	86,000	46,000

Total audit fees	4,572,000	4,649,000
Audit-Related Fees(2)	350,000	40,000
Tax Fees(3)
– Compliance	533,000	330,000
– Acquisition-related due diligence	549,000	82,000

Total tax fees	1,082,000	412,000

Total All Fees	$6,004,000	$5,101,000

(1)

Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC and foreign filings, as well as Sarbanes-Oxley Section 404 compliance consultation.

(2)

Audit-Related Fees: This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, accounting consultations in connection with transactions, and merger and acquisition due diligence. In fiscal 2012, these fees relate to acquisition-related financial due diligence and services rendered in connection with the issuance of the Company’s 0.75% Convertible Senior Notes due 2016. In fiscal 2011, these fees relate to acquisition-related financial due diligence.

(3)

Tax Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns, and transfer pricing documentation, as well as planning and advice, which consists primarily of technical tax consulting and acquisition-related tax due diligence.

Services Provided by the Independent Auditor

KPMG LLP audits our consolidated operations and provides statutory audits for approximately 30 legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.

In appointing KPMG LLP as our independent auditors for fiscal 2013, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2012, as well as in prior years and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.

We believe the experience and expertise held by the members of the Audit Committee gives them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. In addition, the Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.

At each meeting of the Audit Committee, Company management is provided the opportunity in private session with the Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in a private session with the Audit Committee with no members of Company management present. In addition, Company management and members of the Audit Committee regularly participate in a survey to evaluate KPMG LLP’s performance, which is administered by an independent third party. Information collected from this survey is reviewed by a KPMG LLP partner unaffiliated with the Company’s engagement to address any issues raised.

Audit Partner Rotation

Our KPMG LLP lead audit partner and concurring audit partner have been working on the Company’s audit since the first quarter of fiscal 2011 and the second quarter of fiscal 2010, respectively. Both audit partners may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.

Pre-approval Procedures

The Audit Committee is required to pre-approve the engagement of, and has engaged, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee. In some cases, pre-approval for a particular category or group of services is provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services to date and approves any new services to be provided.

In determining whether to approve additional non-audit services, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and

the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP in fiscal 2012 are compatible with maintaining KPMG LLP’s independence.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting on this proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that EA specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2006. The Audit Committee is comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the Securities and Exchange Commission. During fiscal 2012, the Audit Committee consisted of Gregory B. Maffei, Vivek Paul and Luis A. Ubiñas. In the opinion of the Board of Directors, Mr. Maffei meets the criteria for a “financial expert” as set forth in applicable SEC rules, as well as the above-mentioned independence requirements.

EA’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (“independent auditors”), is responsible for performing an independent audit of the Company’s (i) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (ii) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities relating to the integrity of EA’s accounting policies, internal controls and financial reporting. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; reviews and evaluates the performance of EA’s internal audit function; reviews and evaluates the performance of EA’s independent auditors; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; assesses the independence of the independent auditors; and is responsible for the selection of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. Company management has also represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently-completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality and acceptability of the Company’s financial reporting process and internal controls. The Audit Committee has also discussed with the Company’s independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Public Company Accounting Oversight Board (United States). The Audit Committee has also considered whether the provision of any non-audit services (as described above under “Proposal 5: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company is compatible with maintaining the independence of KPMG LLP.

The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and independent auditors.

In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the audited consolidated balance sheets of the Company as of each of the last two years ended March 31, 2012 and the audited consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of the Company for each of the last three years ended March 31, 2012 be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012. The Audit Committee has also approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2013.

AUDIT COMMITTEE

Gregory B. Maffei (Chairman)

Vivek Paul

Luis A. Ubiñas

PRINCIPAL STOCKHOLDERS

The following table shows, as of May 18, 2012, the number of shares of our common stock owned by our directors, executive officers named in the “Summary Compensation” table below, our current directors and executive officers as a group, and beneficial owners known to us holding more than five percent of our common stock. As of May 18, 2012, there were 317,592,646 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
Primecap Management Company(4)	24,203,838	—	7.6%
The Vanguard Group(5)	20,033,930	—	6.3%
Manning & Napier Advisors, LLC(6)	17,646,942	—	5.6%
Jay C. Hoag(7)	11,384,723	—	3.6%
Lawrence F. Probst III(8)	753,755	1,541,100	*
John S. Riccitiello(9)	347,672	944,520	*
Peter Moore	119,763	484,459	*
Frank D. Gibeau	116,357	622,059	*
Kenneth A. Barker	70,507	53,784	*
Rajat Taneja	39,668	—	*
Linda J. Srere	28,194	87,200	*
Leonard S. Coleman	24,496	101,500	*
Jeffrey T. Huber	23,376	15,750	*
Vivek Paul	17,136	75,333	*
Gregory B. Maffei	16,197	122,166	*
Richard A. Simonson	8,442	64,500	*
Geraldine B. Laybourne	2,825	34,825	*
Luis A. Ubiñas	—	—
Eric F. Brown(10)	—	—	*
All executive officers and directors as a group (22) persons(11)	13,581,019	4,570,840	5.7%

*	Less than 1%

(1)

Unless otherwise indicated in the footnotes, includes shares for which the named person has sole or shared voting and investment power. Excludes shares that may be acquired through stock option exercises.

(2)

Includes (a) shares of common stock that may be acquired through stock option exercises within 60 days of May 18, 2012, (b) in the case of each of Messrs. Coleman, Maffei, Paul and Simonson, reflects 14,300 restricted stock units (“RSUs”) that have vested but have been deferred, (c) in the case of Ms. Laybourne, reflects 12,775 RSUs that have vested but have been deferred, (d) in the case of Mr. Ubiñas, reflects 7,500 RSUs that have vested but have been deferred and (e) in the case of each of Messrs. Barker, Gibeau, and Moore, 3,784, 9,459 and 9,459 RSUs, respectively, that vest within 60 days of May 18, 2012.

(3)

Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the vesting of restricted stock units within 60 days of May 18, 2012.

(4)

Based on information contained in a report on Form 13F filed with the SEC by Primecap Management Company. The address for Primecap Management Company is 225 South Lake Ave, Suite 400, Pasadena, CA 91101.

(5)	Based on information contained in a report on Form 13F filed with the SEC by The Vanguard Group. The address for The Vanguard Group is PO Box 2600, Valley Forge, PA 19482-2600.

(6)	Based on information contained in a report on Form 13F filed with the SEC by Manning & Napier Advisors. The address of Manning & Napier Advisors, LLC is 290 Woodcliff Drive, Fairport, NY 14450.

(7)

Represents (i) 1,018 shares of common stock held by Mr. Hoag; (ii) 380 shares of common stock held by TCV Management 2004, L.L.C. (“TCV Management 2004”), (iii) 380 shares of common stock held by TCV VI

Management, L.L.C. (“TCV VI Management”), (iv) 1,270 shares of common stock held by TCV VII Management, L.L.C. (“TCV VII Management”), (v) 1,959,665 shares of common stock held by TCV V, L.P., (vi) 1,982,198 shares of common stock held by TCV VI, L.P., (vii) 4,834,140 shares of common stock held by TCV VII, L.P., (viii) 2,510,484 shares of common stock held by TCV VII (A), L.P., and (ix) 95,188 shares of common stock held by TCV Member Fund, L.P. (together with TCV V, L.P., TCV VI, L.P., TCV VII, L.P. and TCV VII (A), L.P., the “TCV Funds”). Jay C. Hoag is a member of each of TCV Management 2004, TCV VI Management, and TCV VII Management (collectively, the “TCV Management Entities”) and shares voting and dispositive power over the shares owned by each of the TCV Management Entities but disclaims beneficial ownership of the shares held by such entities except to the extent of his pecuniary interest therein. Mr. Hoag has the sole power to vote or direct the vote of the shares held in his name, however Mr. Hoag is obligated to pledge those shares to the TCV Management Entities. Technology Crossover Management V, L.L.C. (“TCM V”) is the sole general partner of TCV V, L.P. and a general partner of TCV Member Fund, L.P. Jay C. Hoag, is a member of TCM V and shares voting and investment power with respect to the shares beneficially owned by TCV V, L.P. but disclaims beneficial ownership of the shares held by TCV V, L.P. except to the extent of his respective pecuniary interest therein. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the sole general partner of TCV VI, L.P. and a general partner of TCV Member Fund, L.P. Mr. Hoag is a member of TCM VI and shares voting and investment power with respect to the shares beneficially owned by TCV VI, L.P. but disclaims beneficial ownership of the shares held by TCV VI, L.P. except to the extent of his respective pecuniary interest therein. Technology Crossover Management VII, Ltd. (“Management VII”) is a general partner of TCV Member Fund, L.P. and the sole general partner of Technology Crossover Management VII, L.P. (“TCM VII”), which is the sole general partner of each of TCV VII, L.P. and TCV VII (A), L.P. Mr. Hoag is a Class A Director of Management VII and shares voting and investment power with respect to the shares beneficially owned by TCV VII, L.P. and TCV VII (A), L.P. but disclaims beneficial ownership of the shares held by TCV VII, L.P. and TCV VII (A), L.P., except to the extent of his respective pecuniary interest therein. Mr. Hoag is also a limited partner of TCV Member Fund, L.P. Management VII, TCM VI, and TCM V are each a general partner of TCV Member Fund, L.P. Mr. Hoag disclaims beneficial ownership of the shares held by TCV Member Fund, L.P., except to the extent of his respective pecuniary interest therein. The address for Mr. Hoag, the TCV Management Entities, TCM V, TCM VI, Management VII, TCM VII and the TCV Funds is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(8)

Includes 73,238 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 29,295 shares are held in trust for Lawrence F. Probst IV and 43,943 shares are held in trust for Scott Probst; 16,669 shares of common stock are held by Mr. Probst’s spouse; and 469,713 shares of common stock are held by the Probst Family LP, of which Mr. Probst is a partner.

(9)	Includes 1,700 shares of common stock held in trust for Mr. Riccitiello’s minor children.

(10)	Mr. Brown served as EA’s Chief Financial Officer until his resignation on February 17, 2012.

(11)	Includes all executive officers and directors of EA as of May 18, 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the fiscal 2012 compensation paid to our named executive officers (the “NEOs”), the compensation decisions made by our Executive Compensation and Leadership Committee (the “Committee”), and the financial, strategic, and operational performance factors that guided those decisions. Our NEOs for fiscal 2012 were:

•	John S. Riccitiello, Chief Executive Officer (“CEO”);

•	Kenneth A. Barker, Interim Chief Financial Officer, and Senior Vice President, Chief Accounting Officer;

•	Frank D. Gibeau, President, EA Labels;

•	Peter R. Moore, Chief Operating Officer;

•	Rajat Taneja, Executive Vice President, Chief Technology Officer; and

•	Eric F. Brown, former Executive Vice President, Chief Financial Officer.

FISCAL YEAR OVERVIEW

In fiscal 2012, the Company continued to execute successfully on our multi-year strategy to transform from a business predominately based on packaged goods sales to a business that is centered on the digital distribution of interactive entertainment directly to consumers. For the third fiscal year in a row, we achieved significant non-GAAP diluted earnings per share and digital revenue growth as our digital transformation touched every aspect of our financial performance, operations, and corporate structure.

Non-GAAP Digital Revenue, Non-Digital Revenue & Diluted Earnings per Share*

*	Appendix A to this Proxy Statement includes a reconciliation of the non-GAAP financial measures included in the table above to the most directly comparable GAAP financial measures.

With respect to our performance in fiscal 2012, we met or exceeded the following financial goals and continued the multi-year trend of improving our non-GAAP financial performance:

•

Revenue: We achieved non-GAAP net revenue of $4,186 million in fiscal 2012, which exceeded the upper end of the guidance range that we provided in May 2011 of $3,750 to $3,950 million; this represents year-over-year growth of 9%, reflecting both organic growth, as well as the contribution from our acquisition of PopCap Games, Inc. in August 2011.

•

Earnings Per Share: We achieved non-GAAP diluted earnings per share of $0.85, which was near the top end of the guidance range that we provided in May 2011 of $0.70 to $0.90; this represents year-over-year growth of 21%. Our diluted earnings per share range and achievement was highly dependent on the timing of the successful launch of Star Wars: The Old Republic during fiscal 2012.

•

Digital Revenue: Non-GAAP digital revenue is perhaps the most important financial goal that we set for ourselves in fiscal 2012, because it represents the best measurement of the achievement of our strategic transformation. For fiscal 2012, we were extremely pleased to report non-GAAP digital revenues of $1,227 million, which exceeded the upper end of the guidance range that we provided in May 2011 of $1,050 to $1,100 million; this represents year-over-year growth of 47%.

On a GAAP basis in fiscal 2012, we achieved net revenue of $4,143 million, diluted earnings per share of $0.23, and digital revenue of $1,159 million. Appendix A to this Proxy Statement includes a reconciliation of the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as a discussion of why we believe these non-GAAP measures provide useful supplemental information regarding the Company’s performance.

We also set and achieved a number of operational and structural goals in fiscal 2012. These were:

•

Digital Expansion: We expanded the distribution of key products and our core brands into new markets, including mobile gaming on smart phones and social gaming on the internet. Recent strategic acquisitions, including PopCap, helped to drive that digital expansion. The efforts to grow and prioritize our digital distribution of products were aided by the integration of the business units that develop games specifically for digital distribution into our “EA Labels” game development organization.

•	Star Wars: The Old Republic: We successfully launched the most ambitious online game service in our history, Star Wars: The Old Republic, at the end of December 2011.

•

Origin: We devoted significant resources to build and launch our direct-to-consumer digital service platform, known as Origin, and made investments in the technological infrastructure that will support our games, services, and consumer relationships. As a result, our online community and commerce service expanded rapidly in fiscal 2012, and by the end of the fiscal year, Origin had approximately 11 million customers installed to date and had generated approximately $150 million in fiscal 2012 non-GAAP revenue.

•

Chart Position: We set a goal for fiscal 2012 to optimize our chart position in Western markets (United States, Canada and Europe) for our packaged goods launches. We had major successes on this front, not only maintaining our position as the number one publisher in Western markets for high-definition games, but gaining overall share and placing five of our titles on the top-20 bestsellers list and two of our titles in the top-five bestsellers list in fiscal 2012.

•

Organizational Health: We focused extensively on hiring and retaining a leadership team that can navigate our digital transformation, including the addition of an Executive Vice President, Digital and a Chief Technology Officer. Overall, our voluntary attrition rate dropped in fiscal 2012 as compared to fiscal 2011 and we have significantly increased our focus on college recruiting and hiring digital talent into the Company.

These achievements provide important context for the fiscal 2012 compensation decisions for our NEOs, as discussed below.

COMPENSATION PRINCIPLES AND STRUCTURE

The basic principles and structure of our compensation programs did not change in fiscal 2012. Our compensation programs are designed to motivate our NEOs to achieve financial, strategic, and operational objectives and create long-term stockholder value. We structure and review our NEO compensation in accordance with a compensation philosophy that is based on three core principles, each of which is intended to promote a pay-for-performance approach to executive compensation:

•

Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be based on the annual financial and operational performance of the Company and the NEO’s business unit (if applicable) and be at risk;

•

Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance the alignment between NEO and stockholder interests and promote long-term executive retention; and

•

Principle 3 —Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, as well as each NEO’s individual experience, responsibilities and performance.

We believe these principles promote the long-term profitable growth of the Company and align compensation with the long-term interests of the Company’s stockholders. These principles guide the design of the Company’s executive compensation programs, and promote retention of a strong leadership team in an industry that is highly competitive for executive talent. These three core principles were reflected in the Company’s compensation program designs for fiscal 2012 as follows:

Principle 1 — Cash Compensation: The cash compensation of each NEO consists of a competitive base salary and the opportunity to earn an annual cash bonus. Each NEO is assigned a target bonus (expressed as a percentage of base salary), and then the actual bonus award is determined with regard to the financial and operational performance of the Company, the NEO’s business unit (if applicable), as well as the NEO’s individual performance. In aggregate, cash bonuses represent approximately half of our NEOs’ targeted cash compensation, and serve to put a significant portion of their cash compensation at risk.

Our bonus program is designed so that actual payouts are awarded at target levels only if the Company and the NEO meet pre-determined objectives, set at the beginning of the fiscal year. In years where we exceed these expectations, cash bonuses paid to our NEOs may be paid above target levels. In years where we do not achieve these expectations, cash bonuses paid to our NEOs are paid below target levels.

For fiscal 2012, we achieved a number of key objectives including those discussed in the “Fiscal Year Overview” section above. These achievements led to a bonus award for our participating NEOs (excluding Mr. Brown) of 123% of their aggregated target for fiscal 2012. The fiscal 2012 target and actual bonus award for each of our NEOs were as follows:

TARGET AND ACTUAL BONUS AWARDS FOR FISCAL 2012 NAMED EXECUTIVE OFFICERS*

	Target Bonus Award	Actual Bonus Award	Actual Bonus as % of Target
Mr. Riccitiello	$1,300,000	$1,500,525	115%
Mr. Barker	$256,310	$355,000	139%
Mr. Gibeau	$625,000	$775,000	124%
Mr. Moore	$616,667	$825,000	134%
Mr. Taneja**	$206,250	$245,000	119%

*	Mr. Brown’s target bonus was set at the beginning of the fiscal year at 90% of his base salary; however, he resigned from the Company effective February 17, 2012 and was not eligible for a bonus award.

**	Mr. Taneja’s fiscal 2012 Target Bonus Award is pro-rated based on the number of months in fiscal 2012 that he was employed with the Company.

A detailed explanation of the criteria used by the Committee to determine the actual fiscal 2012 bonus awards for each of our NEOs is provided below in the section titled “Individual NEO Compensation.”

Principle 2 — Equity Compensation: Approximately 80% of our aggregate NEO’s compensation for fiscal 2012 was provided in the form of long-term equity awards, aligning the interests of our NEOs with those of our stockholders.

Annual Equity Awards

The Committee targeted the fiscal 2012 equity awards to our NEOs to be comprised of 50% performance-based RSUs to further align the compensation of our NEOs with Company performance and stockholders’ interests, and 50% time-based RSUs to promote retention of our leadership team. In June 2011, the Committee granted each of our NEOs (excluding Mr. Barker and Mr. Taneja) a target mix of 50% time-based RSUs and 50% performance-based RSUs.

The actual number of performance-based RSUs earned will be determined by the Committee and range from zero to 200% of the target award based on the Company’s total stockholder return (“TSR”) relative to the performance of each of the companies in the NASDAQ-100 Index on April 3, 2011 (“NASDAQ-100”) over one-year (fiscal 2012), two-year (fiscal 2012 through 2013), and three-year (fiscal 2012 through 2014) measurement periods. TSR is determined based on a 90-day trailing average of the closing stock prices of the NASDAQ-100 at the end of each measurement period as compared to the 90-day trailing average of the closing stock prices of the NASDAQ-100 at the beginning of the measurement period. For each measurement period, the Company’s TSR must be at the 60th percentile of the TSR of companies in the NASDAQ-100 in order for 100% of the target award to vest. This requires the Company to outperform the majority of companies in the NASDAQ-100 for the targeted number of shares to vest. If our TSR is above or below the 60th percentile, the number of shares that vest will increase by 3% for each percentile above the 60th, or decrease by 2% for each percentile below the 60th.

Our NEOs were eligible to earn up to one-third of the performance-based RSUs granted in June 2011, based on the Company’s TSR for fiscal 2012. Despite strong operational results, the Company’s share price was flat year-over-year, moving from $17.79 per share to $17.76 per share (in each case based on a 90-day trailing average from the last day of fiscal 2012 and fiscal 2011, respectively). This resulted in a TSR of -0.2% and ranked the Company at the 42nd percentile compared to the companies in the NASDAQ-100. Based on the terms of the performance-based RSUs described above, 64% of the target shares for the one-year TSR measurement period vested in May 2012 out of the potential maximum vesting of 200% of the target shares.

	FY12 Target Performance Shares	Performance Shares Vested Based on Actual FY12 Performance*
Mr. Riccitiello	41,666	26,666
Mr. Gibeau	33,333	21,333
Mr. Moore	21,666	13,866

*	Mr. Brown’s target performance shares for fiscal 2012 performance were 16,666; however, his unvested awards were cancelled as of February 17, 2012, the effective date of his resignation.

An additional one-third of the performance-based RSUs granted in June 2011 are eligible to be earned in each of the second performance period (fiscal 2012 through fiscal 2013) and third performance period (fiscal 2012 through fiscal 2014). Additional details are provided below in the section titled “Compensation Programs and Plans.”

Retention Equity Awards

Over the last few years, and with increased intensity during fiscal 2012, the Company has experienced significant recruiting pressure from our peer companies, start-up companies, and large, diversified technology and entertainment companies. During fiscal 2012, a number of executives, including four of our executive officers, left the Company for positions in other organizations. In February 2012, the Committee looked at a number of alternatives to help promote retention, and ultimately decided to grant additional time-based RSUs to a number of key employees, including three NEOs (Mr. Gibeau, Mr. Moore and Mr. Barker). The time-based RSUs will vest 50% per year over two years.

Principle 3 — Target Total Direct Compensation: We awarded total direct compensation to our NEOs for fiscal 2012 consistent with market practices, each NEO’s role and experience, and business conditions. Total direct compensation has three components: base salary, annual cash bonus, and equity awards.

For fiscal 2012, the Committee generally targeted the 50th to 75th percentile of the market range of comparable companies when setting the base salaries and target bonus opportunities for our NEOs, and targeted the 75th percentile for our ongoing equity awards. While we generally target each component at these levels, the actual base salary, bonus, and equity compensation provided to each NEO may be above or below these levels and is determined based on the Company’s financial performance, each NEO’s business unit financial (if applicable), strategic and operational performance, market trends, and other factors unique to each individual, such as their role and experience.

The Committee also considers the aggregate value of all three total direct compensation components, and generally targets the 50th to 75th percentile of the market range for ongoing total direct compensation. When necessary for retention, succession planning, or recognition of outstanding performance, the Committee may approve exceptional compensation programs for select key executives that could result in target total direct compensation above our target range.

THE COMMITTEE’S PROCESS FOR DETERMINING AND REVIEWING NEO COMPENSATION

For fiscal 2012, the Committee reviewed and approved the total direct compensation of each of our NEOs (other than for Mr. Riccitiello) in consultation with members of Company management and Compensia, which is the independent compensation consulting firm retained by the Committee.

TIMELINE OF FISCAL 2012 COMPENSATION DECISIONS

		Committee	Board of Directors

November 2010	Selection of peer group for fiscal 2012 compensation	Approved

February 2011	Compensation benchmarking	Reviewed

May 2011	CEO’s fiscal 2012 salary, target bonus, and equity grants	Recommended	Approved
	Other NEOs’ fiscal 2012 salaries, target bonuses, and equity grants	Approved

November 2011	Selection of peer group for fiscal 2013 compensation	Approved

February 2012	Retention RSUs (Mr. Gibeau, Mr. Moore and Mr. Barker only)	Approved

May 2012	Other NEOs’ bonus awards for fiscal 2012	Approved

June 2012	CEO’s bonus award for fiscal 2012	Recommended	Approved

Selection of Peer Group

To assess market compensation practices, the Committee first determined, in the third quarter of fiscal 2011, an appropriate group of comparable companies (our “peer group”) to use as a reference for fiscal 2012 compensation decisions. The Committee elected to maintain the same peer group of companies for fiscal 2012 that were used for comparison purposes in fiscal 2011. These are companies with comparable revenue, geographic markets, financial performance and expected growth rates in related industries.

FISCAL 2012 PEER GROUP

Videogame	Technology / Internet	Entertainment	Toys /Games
• Activision Blizzard	• Adobe Systems	• Discovery Communications	• Hasbro
• Take-Two Interactive	• eBay	• Lions Gate Entertainment	• Mattel
• THQ	• Expedia	• Warner Music Group
• IAC/Interactive Corp.
• Intuit
• Symantec
• Yahoo!

This peer group was re-assessed in the third quarter of fiscal 2012 to determine if changes were necessary for compensation decisions that will be made for the next fiscal year. At that time, the Committee selected the peer group to be used for assessing executive compensation in fiscal 2013 and elected to make the following modifications to the fiscal 2013 peer group:

•	Removals: THQ and eBay were removed as they no longer had comparable revenue. Warner Music Group was removed because it was acquired in July 2011.

•

Additions: Zynga was added because they are a direct competitor in the videogame sector. Salesforce.com was added as they are a comparable sized software company in the San Francisco Bay Area with whom we compete for executive talent.

Compensation Benchmarking

In the fourth quarter of our prior fiscal year, fiscal 2011, Compensia conducted a comprehensive analysis of our executive compensation programs using data from the Radford High Technology Executive Compensation Surveys and publicly available information on our peer group. The analysis included a comparison of the base salary, target bonus, long-term incentives and total compensation of each of our executive-level positions against similar positions in our peer group. Each compensation element was evaluated against peer group compensation at multiple percentile levels, including the 50th and the 75th percentile. Where sufficient market data for our peer group was not available, Compensia used data from a broader group of similar sized technology companies. Compensia provided the Committee with their findings in February 2011 to be used as a reference for making compensation decisions for fiscal 2012.

Determining NEOs’ Fiscal 2012 Salaries, Target Bonuses, and Equity Grants

In May 2011, the Committee reviewed and approved base salary, target cash bonus and equity grant recommendations for each of the NEOs for fiscal 2012 (other than Mr. Riccitiello). These decisions were made after consideration of the following factors, where applicable:

•	The Company’s compensation philosophy and principles discussed in this Compensation Discussion and Analysis;

•	The financial, strategic and operational performance of the Company and the NEO’s relevant business unit (as applicable) during the prior fiscal year, fiscal 2011;

•	Each NEO’s individual performance, as evaluated by our Chief Executive Officer with assistance from our Chief Talent Officer;

•	An internal comparison of each NEO’s compensation;

•	Peer group market data provided by Compensia; and

•	Current unvested equity holdings and compensation of each NEO.

Determining CEO’s Fiscal 2012 Salary, Target Bonus, and Equity Grants

For our Chief Executive Officer, Mr. Riccitiello, the compensation-setting process differed from our other NEOs. The first step in this process was a fiscal 2011 performance review, which was conducted by the Nominating and Governance Committee of the Board of Directors with the assistance of the Chief Talent Officer, taking into consideration Mr. Riccitiello’s and the Company’s financial, strategic and operational performance. That review was provided to the Committee, which then developed compensation recommendations for Mr. Riccitiello with assistance from Compensia. The compensation recommendations and performance review were then presented to the full Board of Directors, which subsequently approved Mr. Riccitiello’s fiscal 2012 base salary, target cash bonus opportunity, and equity award.

Additional Factors Impacting Equity Award Size

When considering the value of equity to be granted to our NEOs, the Committee also evaluates:

1.	The grant date fair value of the awards (as reported in the “Summary Compensation” table);

2.	The value of the awards as determined by multiplying the target number of shares granted by the closing stock price on the date of grant; and

3.	The actual value our NEOs received in a fiscal year from the vesting of prior equity awards.

For example, the following table shows the different valuations of our CEO’s fiscal 2012 compensation (excluding all other compensation) when applying each of these methods:

FISCAL 2012 CEO COMPENSATION VALUATION

	Base	Bonus	Equity	Total
Grant Date Fair Value of Total Direct Compensation
Equity values reported in the “Summary Compensation” table	$865,538	$1,500,525	$7,148,332	$9,514,395
Closing Stock Price Value of Total Direct Compensation
Equity value of target RSUs granted in fiscal 2012, valued at the closing price on date of grant	$865,538	$1,500,525	$5,605,000	$7,971,063
Actual Value of Compensation Realized
Equity value of all awards vested or exercised during fiscal 2012	$865,538	$1,500,525	$4,521,781	$6,887,844

The “Summary Compensation” table, in the tables that follow, sets forth the grant date fair value of all equity granted in a fiscal year. For time-based RSUs, this value is determined by multiplying the number of shares granted by the closing stock price on the date of grant. For accounting purposes, we are required to use a different valuation methodology for performance-based RSUs based on the probable outcome of the performance condition. On June 16, 2011, we granted both time-based and performance-based RSUs. The time-based RSUs are valued at our closing stock price on the date of grant, which was $22.42. Based on the applicable accounting rules, the performance-based RSUs are valued at an average of $34.77 per share, a 55% premium over our closing stock price on this date.

While we are required to report values in the “Summary Compensation” table using those methodologies and the Committee considers them in making equity awards, we believe that neither of those valuations provides a complete basis for making compensation determinations. For example, these metrics do not reflect the compensation that was actually received by each of our NEOs during fiscal 2012, which is attributed to base salary paid, bonus awarded, and equity awards that vested or were exercised in fiscal 2012. Accordingly, our Committee also takes into account the actual value received by each NEO from prior awards when determining new awards. Over longer periods of time, when our stock price performance is either above or below expectations, our NEOs will realize value from the vesting of equity awards that is above or below our targeted levels. Since equity compensation accounts for a significant portion of our NEOs’ compensation, the actual value received from prior equity awards aligns our NEOs’ actual compensation with our compensation principles and long term stockholder interests. Details regarding the value of equity awards that was realized by each of our NEOs in fiscal 2012 is described in the “Fiscal 2012 Option Exercised and Stock Vested” table below.

Determining NEOs’ and CEO’s Actual Bonuses for Fiscal 2012

In May 2012, after the conclusion of fiscal 2012, the Committee approved the fiscal 2012 cash bonus award for each NEO (other than Mr. Riccitiello) based on the financial and operational performance of the Company, their business unit (if applicable), as well as their individual performance. In the case of Mr. Riccitiello, the Committee reviewed similar factors, as well as his specific performance objectives, and then recommended a fiscal 2012 cash bonus award for Mr. Riccitiello to the Board of Directors for final approval. There was no mathematical formula used to calculate bonus awards based on financial objectives. Rather, those objectives, like the other individual strategic and operational objectives, were evaluated on a qualitative basis by the Committee, which considered all of the factors discussed below in making their determination without assigning any specific weighting to the factors.

For the rationale behind individual bonus awards please see the “Fiscal Year Overview” and the “Individual NEO Compensation” sections.

INDIVIDUAL NEO COMPENSATION

This section describes the determination of the base salary, annual cash bonus and equity awards for each of our NEOs for fiscal 2012. Charts are shown for each individual who was a NEO in both fiscal 2011 and 2012 and still employed by the Company at the end of fiscal 2012. The charts illustrate the portion of compensation that is linked to performance. Equity awards are shown using grant date fair value, as reported in the “Summary Compensation” table.

Mr. Riccitiello

Base Salary and Bonus Target: In the first quarter of fiscal 2012, the Board of Directors elected to increase Mr. Riccitiello’s base salary by 10% while his bonus target percentage remained unchanged at 150% of his annual base salary. This decision was based on his contribution to the improved financial and operational performance of the Company, while also considering market compensation data. The salary increase brought Mr. Riccitiello’s fiscal 2012 base salary and target total cash compensation closer to our targeted range, but both remained below the median of our peer group.

In determining Mr. Riccitiello’s actual bonus award for fiscal 2012, each financial, strategic and operational objective was assigned a percentage weighting of his overall bonus; however, the final bonus award was determined based on an overall, qualitative assessment of his performance against objectives. After reviewing these factors, the Committee recommended the fiscal 2012 actual bonus award for Mr. Riccitiello. The Board of Directors then approved Mr. Riccitiello’s payout.

Cash Bonus Award: Mr. Riccitiello’s fiscal 2012 cash bonus award was $1,500,525, which corresponds to 115% of his target bonus opportunity. Mr. Riccitiello’s cash bonus was determined based upon an evaluation of his performance against the following financial and strategic objectives:

Weight	Objective	Performance	Performance vs. CEO Objective
50%	Non-GAAP Net Revenue	$4,186 million	Exceeded
	Non-GAAP Diluted Earnings-Per-Share	$0.85	Exceeded
25%	Non-GAAP Digital Revenue	$1,227 million	Exceeded
25%		• Increased market share in Western markets for package goods	Exceeded
	Deliver on EA Chart Position, Business Transformation Initiatives and Organizational Health	• Five of our titles in the top-20 bestsellers list and two of our titles in top-five bestsellers list	Achieved
		• Launched Star Wars: The Old Republic, on a large scale and with high stability	Achieved
		• Strong growth in Origin platform	Exceeded
		• Organization health initiatives around attrition, diversity, college recruiting and employee engagement	Achieved

Equity Awards: In June 2011, the Board of Directors, based on a recommendation from the Committee, granted Mr. Riccitiello performance-based RSUs, of which up to 125,000 shares may vest if target performance levels are achieved (with a potential range of shares vesting between zero to 200% of the target shares based on actual performance) and 125,000 time-based RSUs.

The Committee recommended and the Board of Directors approved these awards after consulting with Compensia regarding the current market practices for CEO compensation, taking into consideration Mr. Riccitiello’s unvested equity holdings, the performance of the Company, and the design of the performance-based RSUs, which requires the Company’s total stockholder return to rank at the 60th percentile of the companies in the NASDAQ-100 in order to vest the target share amount. Based on the equity values reported in the “Summary Compensation” table, which value the performance-based RSUs at a premium above their closing price on the date of grant (as discussed above in “Additional Factors Impacting Equity Grant Size”), the value of Mr. Riccitiello’s fiscal 2012 equity award was slightly above the 75th percentile of market. However, when those performance-based RSUs are valued at the closing price on the date of grant, which the Committee and Board of Directors also considered in making these awards, the value of Mr. Riccitiello’s fiscal 2012 equity award was below our target of 75th percentile of market.

The following table shows the pay positioning of Mr. Riccitiello’s total direct compensation, using these two valuation scenarios.

Performance-based RSUs Valued at:

	Grant Date Fair Value	Closing Price on Date Of Grant
Base Salary	Below 50th Percentile	Below 50th Percentile
Target Cash	Below 50th Percentile	Below 50th Percentile
Equity	Above 75th Percentile	Below 75th Percentile
Total Target Direct Compensation	Above 75th Percentile	Between 50th and 75th Percentile

In determining Mr. Riccitiello’s fiscal 2012 total target compensation, the Committee and the Board of Directors placed special weight on (1) the overall strong performance of Mr. Riccitiello and the Company during fiscal

2011; (2) the increased alignment of Mr. Riccitiello’s compensation with shareholder value, which resulted from 61% of his fiscal 2012 compensation being performance-based and 75% of his fiscal 2012 total compensation being provided in the form of long-term equity; and (3) the fact that Mr. Riccitiello’s fiscal 2011 total target direct compensation was below the 50th percentile of market. As a result, Mr. Riccitiello’s total direct compensation from fiscal 2011 to fiscal 2012 increased 61% when applying the values reported in the “Summary Compensation” table, or 35% when applying the closing stock price on the date his equity awards were granted. As shown in the chart below, in comparison to the average pay mix of our peer companies, a larger percentage of our CEO’s fiscal 2012 total target direct compensation was in the form of performance-based and long-term equity.

CEO Compensation Mix: Peer Group versus EA

*	Per compensation benchmarking of our Fiscal 2012 Peer Group, February 2011; data reflects only CEOs in the 2012 Peer Group serving more than one year.

Mr. Barker

Mr. Barker assumed the role of interim Chief Financial Officer in February 2012. He had previously served in the role of Chief Accounting Officer at the Company for nearly nine years.

Base Salary and Bonus Target: In the first quarter of fiscal 2012, the Committee elected to increase Mr. Barker’s base salary by 4% while his bonus target percentage remained unchanged at 60% of his annual base salary. Mr. Barker’s base salary increase was in-line with the Company’s overall salary increase budget.

Cash Bonus Award: Mr. Barker’s fiscal 2012 cash bonus award was $355,000, which corresponds to 139% of his target bonus opportunity. To determine Mr. Barker’s cash bonus, the Committee took into account the Company’s strong financial performance, including the non-GAAP net revenue and non-GAAP diluted earnings per share results for the fiscal year, as well as an overall evaluation of his fiscal 2012 strategic and operational achievements. Those achievements included his assumption of additional responsibilities within the Company’s finance organization and in connection with the PopCap acquisition. In determining the overall amount of Mr. Barker’s fiscal 2012 cash bonus award, the Committee also recognized the additional responsibilities and duties Mr. Barker performed as interim Chief Financial Officer following the departure of Mr. Brown in February 2012, such as the completion of the share buyback program and leading the fiscal 2013 financial planning process.

Equity Awards: In June 2011, the Committee granted Mr. Barker 37,500 time-based RSUs. The Committee determined the size of his award based on his performance, the unvested value of his outstanding equity awards, external market practices, and internal compensation alignment. In February 2012, Mr. Barker was granted an additional 40,000 time-based RSUs, which will vest in two equal annual installments. The Committee granted these shares to Mr. Barker for retention purposes and in recognition for serving as the interim Chief Financial Officer following Mr. Brown’s resignation in February 2012, in addition to his role as Chief Accounting Officer.

Mr. Gibeau

Mr. Gibeau’s role expanded significantly in fiscal 2012 when he was appointed President of EA Labels, and charged with leading all of the Company’s development activities. In this role, Mr. Gibeau has responsibility for the product development, worldwide product management and marketing for all packaged goods and online offerings within the Company for EA SPORTS, EA Games, Maxis, BioWare, PopCap, and our Social/Mobile Studios. Previously, Mr. Gibeau had served for four years as head of the EA Games label.

Base Salary and Bonus Target: In the first quarter of fiscal 2012, the Committee elected to increase Mr. Gibeau’s base salary by 5% while his bonus target percentage remained unchanged at 100% of his annual base salary. His base salary was increased to better align his base salary with the market and with internal peers. Based on market data, Mr. Gibeau’s fiscal 2012 base salary and target total cash compensation were within our targeted compensation range.

Cash Bonus Award: Mr. Gibeau’s fiscal 2012 cash bonus award was $775,000, which corresponds to 124% of his target bonus opportunity. To determine Mr. Gibeau’s cash bonus award, the Committee took into account the Company’s overall strong financial performance, including non-GAAP net revenue and non-GAAP diluted earnings per share results, as well as an overall evaluation of his strategic and operational achievements. Those achievements included the integration of three separate organizations (EA Games, EA Play and EA Sports) into a single “EA Labels” organization under Mr. Gibeau’s leadership, exceeding the revenue, digital revenue, and profitability goals for EA Labels, the on-time shipment of quality games, and the successful product launches of Battlefield 3 and Star Wars: The Old Republic.

Equity Awards: In June 2011, the Committee granted Mr. Gibeau performance-based RSUs of which up to100,000 shares may vest if target performance levels are achieved (with a potential range of shares vesting between zero to 200% of the target shares based on actual performance) and 100,000 time-based RSUs. The Committee determined the size of his award based on his performance, the unvested value of his outstanding equity awards, external market practices, and internal compensation alignment. The Committee used a mix of both performance-based and time-based RSUs to balance the desire to drive long-term stock price growth and promote long-term retention.

In February 2012, Mr. Gibeau was granted an additional 150,000 time-based RSUs for retention purposes, which will vest in two equal annual installments. The Committee believed this grant was appropriate given the intense competition for executive management talent in our sector.

Mr. Moore

In fiscal 2012, Mr. Moore took on the role of Chief Operating Officer of Electronic Arts. He had previously served as the President of the EA SPORTS label for nearly four years. As Chief Operating Officer, Mr. Moore provides strategic leadership for all global operations that enable the Company to bring products to market via retail and digital direct-to-consumer channels, including publishing, sales, media, central development, and channel management.

Base Salary and Bonus Target: In the first quarter of fiscal 2012, the Committee increased Mr. Moore’s base salary by 3% while his bonus target percentage remained unchanged at 100% of his annual base salary. His base salary was increased to better align his base salary and target cash compensation with the market and with internal peers. Based on market data, Mr. Moore’s fiscal 2012 base salary and target total cash compensation were within our targeted compensation range.

Cash Bonus Award: Mr. Moore’s fiscal 2012 cash bonus award was $825,000, which corresponds to 134% of his target bonus opportunity. To determine Mr. Moore’s cash bonus award, the Committee took into account the Company’s overall strong financial performance, including the non-GAAP net revenue and non-GAAP diluted earnings per share results for the fiscal year, as well as an overall evaluation of his fiscal 2012 strategic and operational achievements as both President of the EA Sports Label until August 2011 and as Chief Operating Offer for the remainder of the fiscal year. Those achievements included significantly exceeding revenue, digital revenue, and profitability goals of the EA Sports business unit while successfully executing our digital transformation strategy, the success of Origin, which by the end of the fiscal year had approximately 11 million customers installed to-date and had generated approximately $150 million in fiscal 2012 non-GAAP revenue, and efforts to enhance and transform the customer experience across all digital direct-to-consumer business channels.

Equity Awards: In June 2011, the Committee granted Mr. Moore performance-based RSUs of which up to 65,000 shares may vest if target performance levels are achieved (with a potential range of shares vesting between zero to 200% of the target shares based on actual performance), and 65,000 time-based RSUs. The Committee determined the size of his award based on his performance, the unvested value of his outstanding equity awards, external market practices, and internal compensation alignment. The Committee used a mix of both performance-based and time-based RSUs to balance our desire to drive long-term stock price growth and long-term retention.

In February 2012, Mr. Moore was granted an additional 100,000 time-based RSUs for retention purposes, which will vest in two equal annual installments. The Committee believed this grant was appropriate given the intense competition for executive management talent in our sector.

Mr. Taneja

Mr. Taneja joined the Company in October 2011 as our Executive Vice President and Chief Technology Officer. In that role, he oversees the organization that is building and managing the Company’s technological infrastructure for providing products and services directly to our consumers. Hiring Mr. Taneja was an important step in the business transformation that the Company is undertaking because Mr. Taneja’s expertise and leadership is crucial to building the platform for all of our digital, direct-to-consumer initiatives across the Company. There are only a few technology executives who have overseen the development of an end-to-end online entertainment delivery and commerce platform, as Mr. Taneja did at Microsoft Corporation prior to joining the Company.

Base Salary and Bonus Target: In conjunction with his offer of employment with the Company, the Committee approved an annual base salary of $550,000 and a bonus target of 75% for Mr. Taneja. While both Mr. Taneja’s base salary and target total cash compensation were above our targeted compensation range, the Committee felt they were appropriate based on his unique skills in building an online commerce and service platform, his target total cash compensation at his prior company, and to align his base salary and target total cash compensation with his internal peers.

Cash Bonus Award: Mr. Taneja’s fiscal 2012 cash bonus award was $245,000, which corresponds to 119% of his target bonus opportunity (adjusted on a pro rata basis to reflect that Mr. Taneja joined the Company in October 2011). To determine Mr. Taneja’s cash bonus award, the Committee took into account the Company’s overall strong financial performance, including the non-GAAP net revenue and non-GAAP diluted earnings per share results for the fiscal year, as well as an overall evaluation of his fiscal 2012 strategic and operational achievements. Those achievements included the development of a new organization to build the platform for all of our digital, direct-to-consumer initiatives across the Company.

New Hire Cash and Equity Awards: Upon joining the Company, Mr. Taneja was granted 250,000 time-based RSUs, of which 25% of the shares will vest on each of the six, 12, 24 and 36-month anniversaries of the grant date. In addition, Mr. Taneja received a sign-on bonus of $500,000 and 25,000 additional time-based RSUs, which will vest on the 12-month anniversary of the grant date. The Committee felt that the number of RSUs, the vesting schedule, and the cash sign-on bonus were appropriate to induce Mr. Taneja to accept the Company’s offer of employment by helping to offset the compensation he forfeited when he left Microsoft Corporation to join the Company. Mr. Taneja will participate in our performance-based RSU program in fiscal 2013. As a requirement for his new position, Mr. Taneja relocated to the Company’s headquarters in Redwood City, California.

Mr. Brown

Base Salary and Bonus Target: In the first quarter of fiscal 2012, the Committee elected to increase Mr. Brown’s base salary by 3% while his bonus target percentage remained unchanged at 90% of his annual base salary. His base salary was increased to better align his base salary with the market and internal peers. Based on market data, Mr. Brown’s fiscal 2012 base salary and target total cash compensation were within our targeted compensation range. Mr. Brown did not receive any severance payments upon his termination of employment.

Cash Bonus Award: Mr. Brown resigned effective February 17, 2012, and was not awarded a cash bonus award for fiscal 2012.

Equity Awards: In June 2011, the Board of Directors, based on a recommendation from the Committee, granted Mr. Brown performance-based RSUs of which up to 50,000 shares could have vested based on target performance levels (with a potential range of shares vesting between zero to 200% of the target shares based on actual performance), and 50,000 time-based RSUs. When Mr. Brown resigned he had not vested in any shares from these awards, and the awards were cancelled.

COMPENSATION PROGRAMS AND PLANS

This section provides more detail on the various compensation plans and programs discussed above, as well as others that apply to our NEOs and other executive officers.

Non-GAAP Financial Measures

The Company uses certain adjusted non-GAAP financial measures when establishing performance-based bonus and equity award targets, such as non-GAAP diluted earnings per share, non-GAAP net revenue, non-GAAP net income, non-GAAP profit before tax, and non-GAAP digital revenue. These non-GAAP financial measures exclude the following items (as applicable, in a given reporting period): acquisition-related expenses, changes in deferred net revenue (packaged goods and digital content), losses (gains) on strategic investments, amortization of debt discount, restructuring charges, stock-based compensation, and income tax adjustments, among others. In addition, for these purposes, we make further adjustments to our publicly disclosed non-GAAP measures to add back bonus expense. Please refer to Appendix A for more information regarding our use of non-GAAP financial measures.

Base Salary

A competitive base salary is a crucial component in providing an attractive total compensation package for our NEOs. The Committee initially sets each NEO’s base salary at a level which reflects the NEO’s position, responsibilities and experience, as compared to similar executives at comparable companies. On an annual basis, the Committee reviews and approves any base salary adjustments, considering such factors as individual performance, pay relative to market, level of responsibilities, complexity of role, and internal compensation alignment.

As part of its May 2012 compensation review, the Committee decided to increase the base salaries of certain NEOs for fiscal 2013. Effective June 1, 2012, Mr. Riccitiello’s base salary will increase to $1,030,000, Mr. Barker’s base salary will increase to $445,000, Mr. Gibeau’s base salary will increase to $710,000, Mr. Moore’s base salary will increase to $630,000, and Mr. Taneja’s base salary will increase to $600,000. These increases were consistent with the compensation-setting process described above, and based on the Company’s financial performance, each NEO’s business unit financial performance (if applicable), strategic and operational performance, market trends, and other factors unique to each individual, such as their role and experience.

Bonus Funding

As described below, cash bonus awards for Mr. Riccitiello, Mr. Gibeau and Mr. Moore were funded under the Electronic Arts Inc. Executive Bonus Plan (the “Executive Bonus Plan”) based on the attainment of a pre-determined non-GAAP net-income performance measure (as described below under “Executive Bonus Plan”). Bonus funding for Mr. Barker and Mr. Taneja was determined under the broad-based EA Bonus Plan, the funding of which is discretionary based upon Company, business unit and individual performance. Mr. Brown resigned effective February 17, 2012, and was not awarded a cash bonus for fiscal 2012.

Executive Bonus Plan

For fiscal 2012, our NEOs (other than Mr. Barker and Mr. Taneja) participated in the Executive Bonus Plan. In general, officers of the Company who report directly to the Chief Executive Officer at the beginning of each fiscal year participate in the Executive Bonus Plan. Mr. Taneja joined the Company during the third quarter of fiscal 2012 and did not participate in the Executive Bonus Plan for fiscal 2012. In his position as Senior Vice President, Chief Accounting Officer, Mr. Barker reported directly to the Company’s Chief Financial Officer at the beginning of fiscal 2012 and did not participate in the Executive Bonus Plan for fiscal 2012. Cash bonuses payable under the Executive Bonus Plan are intended to qualify as tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Funding for the Executive Bonus Plan is contingent upon the achievement of one or more pre-established Company financial performance measures. Based on our performance, a maximum bonus award is calculated for each NEO. The Committee may then exercise its discretion to reduce, but not increase, actual bonus awards based on discretionary factors such as the performance of the Company, the performance of each NEO’s business unit (if applicable), and the NEO’s individual performance.

In May 2011, the Committee set the fiscal 2012 performance measure for funding the Executive Bonus Plan. The maximum bonus funding (“Maximum Bonus Award”) for each participating NEO is the lower of: (1) 300% of his annual base salary and (2) 0.5% of non-GAAP net income for each NEO other than Mr. Riccitiello, for whom this maximum is 1% of non-GAAP net income. The Committee selected this funding metric because the level of profitability is a key business focus in any year. The Company reported non-GAAP net income of $284 million for fiscal 2012, which resulted in the following Maximum Bonus Award for each participating NEO under the Executive Bonus Plan. The Committee then exercised its discretion to reduce actual bonus awards to amounts they determined were appropriate based on the Company’s actual financial performance, and the NEO’s individual performance against strategic and operational objectives, as discussed above.

EXECUTIVE BONUS PLAN: TARGET AND ACTUAL BONUS AWARDS FOR FISCAL 2012*

	Maximum Bonus Award	Target Bonus Award	Actual Bonus Award
Mr. Riccitiello	$2,640,000	$1,300,000	$1,500,525
Mr. Gibeau	$1,420,000	$625,000	$775,000
Mr. Moore	$1,420,000	$616,667	$825,000

*	Mr. Brown resigned from the Company effective February 17, 2012 and was not eligible for a bonus award.

The Executive Bonus Plan was approved by the Company’s stockholders in July 2007, and by its terms will terminate five years from the date of stockholder approval in accordance with the requirements of Section 162(m).

In May 2012, the Committee approved the performance measure for funding the Executive Bonus Plan for fiscal 2013, contingent upon stockholder re-approval of the Executive Bonus Plan. If stockholders do not approve the Executive Bonus Plan, then our executives will participate in the EA Bonus Plan for fiscal 2013, and the resulting awards to executives may not be tax-deductible. If approved, the Maximum Bonus Award for each participating NEO for fiscal 2013 will again be the lower of: (1) 300% of their annual base salary and (2) 0.5% of non-GAAP net income for each NEO other than Mr. Riccitiello, for whom this maximum is 1% of non-GAAP net income. The Committee selected this funding metric because the level of profitability is a key business focus in any year.

EA Bonus Plan

The EA Bonus Plan is a discretionary bonus program for certain executive and non-executive employees of the Company. Cash bonuses paid under the EA Bonus Plan are not designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. As Mr. Taneja joined the Company during the third quarter of fiscal 2012, he did not participate in the Executive Bonus Plan and instead participated in the EA Bonus Plan for fiscal 2012. In his position as Senior Vice President, Chief Accounting Officer, Mr. Barker participated in the EA Bonus Plan.

Awards under the EA Bonus Plan are discretionary and take into consideration the amount of overall funding approved for the plan, a discretionary allocation of bonus funding to an individual’s business unit and an assessment of an individual’s overall performance during the fiscal year. As discussed above, the Committee awarded bonuses to Mr. Barker and Mr. Taneja under the EA Bonus Plan taking into consideration the Company’s actual financial performance, and individual performance against strategic and operational objectives.

For fiscal 2012, 20% of the EA Bonus Plan was funded based on non-GAAP diluted earnings per share and non-GAAP net revenue targets. The remaining 80% was funded on a discretionary basis considering the achievement of measurable business objectives including, but not limited to, profitability, net revenue and digital revenue, as well as individual contributions.

For fiscal 2012, the Committee approved funding for the EA Bonus Plan at 103% of the Company’s aggregate employee bonus targets. This was based on the Company’s financial performance – exceeding the upper end of our original guidance range for non-GAAP net revenue and digital revenue, as well as achieving near the top end of our non-GAAP diluted earnings per share guidance range. In addition, this funding reflected operational successes such as the development of blockbuster titles such as Battlefield 3, Mass Effect 3 and FIFA 12, the successful launch of Star Wars: The Old Republic, and our position as the number one publisher in Western markets for high-definition games, with five of our titles on the top-20 bestsellers list and two of our titles in the top-five bestsellers list in fiscal 2012.

Performance-Based RSU Program

In June of 2011 the Committee granted each of our NEOs (excluding Mr. Barker and Mr. Taneja) a target mix of 50% time-based RSUs and 50% performance-based RSUs.

The actual number of performance-based RSUs earned will be determined by the Committee and range from zero to 200% of the target award based on the Company’s TSR relative to the performance of each of the companies in the NASDAQ-100 over one-year (fiscal 2012), two-year (fiscal 2012 through 2013), and three-year (fiscal 2012 through 2014) measurement periods. TSR is determined based on a 90-day trailing average of the closing stock prices of the NASDAQ-100 at the end of each measurement period as compared to the 90-day trailing average of the closing stock prices of the NASDAQ-100 at the beginning of the measurement period. For each measurement period, the Company’s TSR must be at the 60th percentile of the TSR of companies in the NASDAQ-100 in order for 100% of the target award to vest. This requires the Company to outperform the majority of companies in the NASDAQ-100 for the targeted number of shares to vest. If our TSR is above or below the 60th percentile, the number of shares that vest will increase by 3% for each percentile above the 60th, or decrease by 2% for each percentile below the 60th.

For fiscal 2013, the Company will continue to target the composition of our annual equity awards as 50% performance-based RSUs and 50% time-based RSUs to each of our NEOs (excluding Mr. Barker). The fiscal 2013 performance-based RSUs will also vest between zero to 200% based upon the relative TSR performance of the Company over one, two, and three-year measurement periods. The design reflects the Committee’s belief that a mix of both performance- based and time-based equity awards balances our desire to drive long-term stock price growth and promote long-term retention.

Prior Performance-Based RSU Program

We have previously utilized performance-based equity to motivate management and reward increased profitability. Each of our NEOs (except Mr. Taneja) has an outstanding performance-based RSU award that was granted in fiscal 2009. These performance-based RSUs may be earned based upon the Company’s achievement of one of three progressively higher adjusted non-GAAP net income targets (as measured on a trailing-four-quarter basis). These targets range from approximately two to three times the Company’s non-GAAP net income for fiscal 2008 and can be earned through the performance period ending on June 30, 2013. To the extent that the Company does not achieve one or more of the non-GAAP net income targets, the portion of the award that would have been earned upon the achievement of the applicable target will be cancelled. At the time these performance-based RSUs were granted to our NEOs, we believed that achievement of the first adjusted non-GAAP net income target was probable. As of March 31, 2012, no shares of the fiscal 2009 performance-based RSUs had been earned and during fiscal 2012, we determined that the performance criteria for these awards were improbable of achievement.

Benefits and Retirement Plans

We provide a comprehensive benefits package to all of our regular, full-time employees, including our NEOs, which includes medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, a tax-qualified Section 401(k) savings plan, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, certain paid holidays and personal time-off. These benefits, and the levels provided, are consistent with those offered by similar-sized companies. We also maintain a nonqualified deferred compensation plan in which certain employees, including our NEOs and our Directors are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2012.

Perquisites and Other Personal Benefits

We have consistently taken a conservative approach with respect to providing perquisites and other personal benefits to our NEOs. While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels with respect to life insurance, AD&D, and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Company-reimbursed air and ground transportation is restricted to business travel.

Relocation Assistance

We provide relocation benefits to our executive officers, including our NEOs, in order to induce job candidates to accept job offers for certain open positions that are critical to the Company’s business needs. These benefits may include household goods and car shipment, travel, temporary housing, car rental, storage, miscellaneous relocation allowance, home sale and purchase assistance, house-hunting trips, and tax protection to offset costs incurred by our executive officers as a result of these relocations. Relocation benefits provided to NEOs are reported in the “All Other Compensation” column of the “Summary Compensation” table below.

Post-Employment Arrangements

Change of Control Plan

Our executive officers, including our NEOs, are eligible to participate in the Electronic Arts Inc. Key Employee Continuity Plan, which is a “double-trigger” change of control plan. We believe it is important to offer our executive officers this type of severance benefit in order to attract executive talent by mitigating the harm that they would suffer if their employment is terminated by the Company for reasons beyond their control in conjunction with a change of control of the Company. This type of severance benefit also allows existing executive officers to focus on the Company’s business without being distracted by concerns about their job security in the event of a change of control and acts as an additional incentive for our executive officers to comply with their post-termination covenants. The Electronic Arts Inc. Key Employee Continuity Plan provides for specified levels of cash severance, continued health benefits and accelerated vesting of certain outstanding equity awards in the event of a qualifying termination of employment in connection with a change of control of the Company, as described in more detail under “Potential Payments upon Change of Control” below.

Severance Plan

We maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies to (1) all of our U.S.-based employees whose jobs are terminated due to a reduction-in-force and (2) any other employee we select to participate in the plan upon his or her termination of employment. Under the Severance Plan, eligible employees may receive a cash severance payment equal to two weeks pay, with any additional payments to be determined solely at our discretion. In addition, under the Severance Plan, we will pay the premiums for continued health benefits, if such benefits are continued pursuant to COBRA, for a time period equal to the number of weeks of cash severance paid.

Any severance arrangements with our executive officers, including our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Committee. In the event of a change of control of the Company, the cash severance payment payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the Electronic Arts Inc. Key Employee Continuity Plan.

POLICIES AND PRACTICES

Stock Ownership Requirements

We maintain stock ownership requirements for all of our executive officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended. These ownership requirements range from one to six times an individual’s annual base salary depending on his or her level within the Company. These requirements are phased in on the basis of the executive officer’s tenure.

The Committee monitors these stock ownership requirements to ensure they continue to align the interests of our executive officers with those of our stockholders. As of March 30, 2012, each of our executive officers, including each of our NEOs, had either met his or her then-applicable stock ownership requirement or had not yet reached the date on which he or she is required to meet his or her ownership requirement.

We do not have a separate requirement that Section 16 officers hold shares of the Company’s common stock for a specific period of time after an option exercise or vesting of RSUs.

Stock Trading and Anti-Hedging Policies

We maintain a policy designed to promote compliance by all of our employees with both federal and state insider trading laws. Under this policy, certain employees (including all of our executive officers) who regularly have access to material, non-public information about the Company are prohibited from buying or selling shares of the Company’s common stock during periods when the Company’s trading window is closed (unless such transactions are made pursuant to a pre-approved Exchange Act Rule 10b5-1 trading plan). When the trading window is open, these employees are prohibited from buying or selling shares of the Company’s common stock while in possession of material, non-public information about the Company. During an open trading window, employees who are subject to the trading policy and are at the level of Vice President and above must request a trading clearance from our General Counsel prior to engaging in a trading transaction (unless such transaction is made pursuant to a pre-approved Exchange Act Rule 10b5-1 trading plan). In addition, our Directors, executive officers, and other employees may not engage in short sales of shares of the Company’s common stock under any circumstances, including trading in puts and calls that increase in value from a decline in the trading price of our stock.

Equity Awards Grant Practices

Equity awards granted to executive officers during fiscal 2012 were approved by the Committee in advance of the grant date and were made on the 16th of the month in which they were granted (or on the next NASDAQ trading day thereafter if the 16th of the month fell on a Saturday, Sunday, or holiday). The Committee has delegated authority for determining and approving equity grants for senior executives (other than executive officers), vice presidents and other non-executive employees, with pre-defined size limits and vesting schedules, to a committee consisting of our CEO and Chief Talent Officer, that reports on their activities to the Committee on at least an annual basis.

Compensation Recovery

In July 2009, the Committee adopted a compensation recovery provision to be included in all equity award agreements on a prospective basis. If an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, this provision allows the Committee to terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated. Once the SEC adopts final implementation rules pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, we plan to modify our compensation recovery provision appropriately.

Section 162(m)

When making compensation decisions for our NEOs, the Committee considers if the compensation arrangements are tax deductible under Section 162(m) of the Internal Revenue Code. However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, we may, if consistent with our compensation philosophy, enter into compensation arrangements under which payments are not fully deductible under Section 162(m).

Accounting for Stock-Based Compensation

We account for our stock-based compensation awards in accordance with applicable accounting standards. The comparable compensation expense of restricted stock units and stock options has removed a financial reporting disincentive to use restricted stock units that existed before we began expensing stock options under the current accounting standard. As such, we use restricted stock units for all employee groups, including our NEOs.

EXECUTIVE COMPENSATION AND LEADERSHIP COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Executive Compensation and Leadership Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that EA specifically incorporates it by reference into a filing.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMMITTEE MEMBERS

Geraldine B. Laybourne (Chair)

Jay C. Hoag

Linda J. Srere

FISCAL 2012 SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation earned during fiscal 2012 by our Chief Executive Officer, our Interim Chief Financial Officer, our next three most highly compensated executive officers and our former Chief Financial Officer. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs”.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

JOHN S. RICCITIELLO	2012	865,538	—		7,148,332	(2)(6)	—	1,500,525	2,589	9,516,984
Chief Executive Officer	2011	800,000	—		3,508,000		—	1,600,000	2,501	5,910,501
	2010	800,000	—		7,294,950		1,002,287	746,667	1,308	9,845,212

KENNETH A. BARKER	2012	426,945	—		1,551,550		—	355,000	14,221	2,347,716
Interim Chief Financial Officer and Senior Vice President, Chief Accounting Officer

FRANK D. GIBEAU	2012	624,577	—		8,384,166	(2)(7)	—	775,000	13,614	9,797,357
President, EA Labels	2011	591,538	—		2,308,800		—	1,180,000	12,321	4,092,659
	2010	545,000	—		2,657,200		—	423,000	10,919	3,636,119

PETER R. MOORE	2012	616,385	—		5,494,132	(2)(8)	—	825,000	14,274	6,949,791
Chief Operating Officer	2011	594,615	—		2,308,800		—	580,000	12,321	3,495,736
	2010	565,000	—		2,657,200		—	401,000	10,919	3,634,119

RAJAT TANEJA	2012	253,846	500,000	(9)	6,551,875		—	245,000	108,244	7,658,965
Executive Vice President and Chief Technology Officer

ERIC F. BROWN(10)	2012	556,769	—		2,859,332	(2)(11)	—	—	60,959	3,477,060
Former Executive Vice	2011	600,000	—		1,776,000		—	700,000	4,070	3,080,070
President and Chief Financial Officer	2010	600,000	—		2,201,680		—	315,000	4,005	3,120,685

(1)

Represents the aggregate grant date fair value of restricted stock units (“RSUs”) with time-based and, where applicable, performance-based vesting granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect the actual value realized by the recipient. For RSUs with time-based vesting, grant date fair value is calculated using the closing price of our common stock on the grant date. Refer to footnote 2 below for a discussion of the fair value calculation for RSUs with performance-based vesting. For additional information regarding the valuation methodology for RSUs, see Note 14, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. For additional information regarding the specific terms of the RSUs with time-based vesting granted to our NEOs in fiscal 2012, see the “Fiscal 2012 Grants of Plan-Based Awards” table below.

(2)

Represents the aggregate grant date fair value of RSUs with performance-based vesting granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect the actual value that can be realized by the recipient. For RSUs with performance-based vesting, the grant date fair value is based on the probable outcome of the performance condition on the date of grant. For additional information regarding the valuation methodology for RSUs, see Note 14, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The performance-based RSUs granted to our NEOs in fiscal 2012 are referred to as “Market-Based Restricted Stock Units” in Note 14. For additional information regarding the specific terms of the RSUs with performance-based vesting granted to our NEOs in fiscal 2012, see the discussion of “Performance-Based RSU Program” in the “Compensation Discussion & Analysis” above and the “Fiscal 2012 Grants of Plan-Based Awards” table below.

(3)

Represents the grant date fair value of stock options granted in those years. For additional information on the valuation methodology and assumptions used to calculate the fair value of stock options, see Note 14, “Stock-Based Compensation and Employee Benefit Plans”, of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(4)

Represents amounts awarded under the Electronic Arts Inc. Executive Bonus Plan (“Executive Bonus Plan”) for fiscal 2012 for Messrs. Riccitiello, Gibeau and Moore and amounts awarded under the EA Bonus Plan to Messrs. Barker and Taneja. For additional information about the bonuses paid to our NEOs in fiscal 2012, see “Executive Bonus Plan” and “EA Bonus Plan” in the “Compensation Discussion and Analysis” above. In fiscal 2011, bonus amounts for Messrs. Riccitiello, Gibeau, Moore, and Brown were awarded under the Executive Bonus Plan. In fiscal 2010, the minimum funding targets for the Executive Bonus Plan were not met and Messrs. Riccitiello, Gibeau, Moore, and Brown were awarded discretionary bonuses calculated according to the terms of the EA Bonus Plan.

(5)

All Other Compensation Table

Name	Fiscal Year	Basic Group Term Life and Disability Premiums and Executive Physical Fees ($)	Company- matching 401(k) Contributions ($)(A)	Relocation- Related Costs and Other ($)		Tax Gross-up ($)		Total ($)
JOHN S. RICCITIELLO	2012	1,261	—	—		1,328	(B)	2,589
	2011	2,501	—	—		—		2,501
	2010	1,308	—	—		—		1,308

KENNETH A. BARKER	2012	1,868	11,025	—		1,328	(B)	14,221

FRANK D. GIBEAU	2012	1,261	11,025	—		1,328	(B)	13,614
	2011	1,296	11,025	—		—		12,321
	2010	3,569	7,350	—		—		10,919

PETER R. MOORE	2012	1,261	11,025	—		1,988	(B)(C)	14,274
	2011	1,296	11,025	—		—		12,321
	2010	3,569	7,350	—		—		10,919

RAJAT TANEJA	2012	525	3,808	65,859	(D)	38,052	(B)(E)	108,244

ERIC F. BROWN	2012	1,156	10,649	47,826	(F)	1,328	(B)	60,959
	2011	4,070	—	—		—		4,070
	2010	3,645	—	—		360	(G)	4,005

(A)	Amounts shown reflect company-matching 401(k) contributions for fiscal 2010, 2011 and 2012 that were each paid during the subsequent fiscal year.

(B)	Amount includes tax reimbursement with respect to a computer equipment bonus provided to each of the NEOs.

(C)	Includes tax reimbursement related to relocation costs incurred in fiscal 2012 related to Mr. Moore’s fiscal 2009 relocation.

(D)

Relocation related costs for Mr. Taneja in fiscal 2012 include costs of a house-hunting trip, air fare, temporary housing, shipping of household goods and a miscellaneous relocation allowance. Other compensation includes a computer equipment bonus.

(E)	Includes tax gross-up in the amount of $37,173 related to relocation costs incurred in fiscal 2012.

(F)	Represents amount paid to Mr. Brown for his accrued paid time off upon his resignation from the Company.

(G)	Includes tax gross-up related to relocation costs incurred in fiscal 2009.

(6)

Represents the aggregate grant date fair value of 125,000 RSUs with time-based vesting granted to Mr. Riccitiello in fiscal 2012 of $2,802,500 and the grant date fair value of the RSUs with performance-based vesting granted to Mr. Riccitiello in fiscal 2012 of $4,345,832, based on the probable outcome of the performance conditions. The actual vesting of the performance-based RSUs will be between zero and 200% of the target number of RSUs. The value of the performance-based RSUs on the date of grant assuming the highest level of performance conditions will be achieved is $5,605,000, which is based on the maximum vesting of 250,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.42 per share.

(7)

Represents the aggregate grant date fair value of 250,000 RSUs with time-based vesting granted to Mr. Gibeau in fiscal 2012 of $4,907,500 and the grant date fair value of the RSUs with performance-based vesting granted to Mr. Gibeau in fiscal 2012 of $3,476,666, based on the probable outcome of the performance conditions. The actual vesting of the performance-based RSUs will be between zero and 200% of the target number of RSUs. The value of the performance-based RSUs on the date of grant assuming the highest level of performance conditions will be achieved is $4,484,000, which is based on the maximum vesting of 200,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.42 per share.

(8)

Represents the aggregate grant date fair value of 165,000 RSUs with time-based vesting granted to Mr. Moore in fiscal 2012 of $3,234,300 and the grant date fair value of the RSUs with performance-based vesting granted to Mr. Moore in fiscal 2012 of $2,259,832, based on the probable outcome of the performance conditions. The actual vesting of the performance-based RSUs will be between zero and 200% of the target number of RSUs. The value of the performance-based RSUs on the date of grant assuming the highest level of performance conditions will be achieved is $2,914,600, which is based on the maximum vesting of 130,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.42 per share.

(9)	Represents a sign-on bonus provided to Mr. Taneja at the time of hire.

(10)	Mr. Brown resigned as EA’s Chief Financial Officer and his employment terminated effective February 17, 2012.

(11)

Represents the aggregate grant date fair value of 50,000 RSUs with time-based vesting granted to Mr. Brown in fiscal 2012 of $1,121,000 and the grant date fair value of the RSUs with performance-based vesting granted to Mr. Brown in fiscal 2012 of $1,738,332, based on the probable outcome of the performance conditions. The value of the performance-based RSUs on the date of grant assuming the highest level of performance conditions will be achieved is $2,242,000, which is based on the maximum vesting of 100,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.42 per share. These awards were cancelled as of February 17, 2012, the date of Mr. Brown’s resignation.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows information regarding non-equity incentive and equity plan-based awards granted to the named executive officers during fiscal 2012.

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		Grant Date Fair Value of Stock Awards ($)(5)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
John S. Riccitiello	—	—	1,300,000	2,640,000	—	—	—		—
	6/16/2011	5/27/2011	—	—	125,000	250,000	—		4,345,832
	6/16/2011	5/27/2011	—	—	—	—	125,000	(6)	2,802,500
Kenneth A. Barker	—	—	256,310	—	—	—	—		—
	6/16/2011	5/26/2011	—	—	—	—	37,500	(6)	840,750
	2/16/2012	2/8/2012	—	—	—	—	40,000	(7)	710,800
Frank D. Gibeau	—	—	625,000	1,420,000	—	—	—		—
	6/16/2011	5/26/2011	—	—	100,000	200,000	—		3,476,666
	6/16/2011	5/26/2011	—	—	—	—	100,000	(6)	2,242,000
	2/16/2012	2/8/2012	—	—	—	—	150,000	(7)	2,665,500
Peter R. Moore	—	—	616,667	1,420,000	—	—	—		—
	6/16/2011	5/26/2011	—	—	65,000	130,000	—		2,259,832
	6/16/2011	5/26/2011	—	—	—	—	65,000	(6)	1,457,300
	2/16/2012	2/8/2012	—	—	—	—	100,000	(7)	1,777,000
Rajat Taneja	—	—	206,250	—	—	—	—		—
	10/17/2011	9/12/2011	—	—	—	—	250,000	(8)	5,956,250
	10/17/2011	9/12/2011	—	—	—	—	25,000	(9)	595,625
Eric F. Brown(10)	6/16/2011	5/26/2011	—	—	50,000	100,000	—		1,738,332
	6/16/2011	5/26/2011	—	—	—	—	50,000	(6)	1,121,000

(1)

Each grant was approved on the approval date indicated above by our Executive Compensation and Leadership Committee, or the Board of Directors with respect to grants to Mr. Riccitiello, for grant on the specific grant date indicated above. For more information regarding our grant date policy, see “Equity Awards Grant Practices” in the “Compensation Discussion and Analysis” above.

(2)

The amounts shown represent the target and maximum amount of potential cash bonus plan awards provided for under the Executive Bonus Plan for Messrs. Riccitiello, Gibeau and Moore. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could have been made if the pre-established performance level was met or exceeded. Mr. Barker and Mr. Taneja were eligible to participate in the EA Bonus Plan for fiscal 2012. Mr. Barker’s target bonus amount for fiscal 2012 was 60% of his annual base salary and Mr. Taneja’s target bonus amount for fiscal 2012 was 75% of his annual base salary, pro-rated based on the number of months in fiscal 2012 that he was employed with the Company. For more information regarding the bonuses paid to our NEOs in fiscal 2012 and an explanation of the amount of salary and bonus in proportion to total compensation, see the sections titled “Compensation Principles and Structure”, “Individual NEO Compensation”, “Executive Bonus Plan”, and “EA Bonus Plan” in the “Compensation Discussion and Analysis” above. There is no threshold level for this award.

(3)

Represents awards of RSUs with performance-based vesting granted under our 2000 Equity Incentive Plan. The performance-based RSUs granted to our NEOs in fiscal 2012 are referred to as “Market-Based Restricted Stock Units” in Note 14, “Stock-Based Compensation and Employee Benefit Plans” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The number of performance-based RSUs that can be earned will be determined by the Committee and range from zero to 200% of the target award based on the Company’s total stockholder return (“TSR”) relative to the performance of each of the companies in the NASDAQ-100 Index on April 3, 2011 (“NASDAQ-100”) over one-year (fiscal 2012), two-year (fiscal 2012 through 2013), and three-year (fiscal 2012 through 2014)

measurement periods. TSR is determined based on a 90-day trailing average of the closing stock prices of the NASDAQ-100 at the end of each measurement period as compared to the 90-day trailing average of the closing stock prices of the NASDAQ-100 at the beginning of the measurement period. For each measurement period, the Company’s TSR must be at the 60th percentile of the TSR of companies in the NASDAQ-100 in order for 100% of the target award to vest. This requires the Company to outperform the majority of companies in the NASDAQ-100 for the targeted number of shares to vest. If our TSR is above or below the 60th percentile, the number of shares that vest will increase by 3% for each percentile above the 60th, or decrease by 2% for each percentile below the 60th. Upon vesting, each restricted stock unit is converted to one share of EA common stock, and does not have an exercise price or expiration date. The RSUs are not entitled to receive dividends, if any, paid by EA on its common stock. There is no threshold level for this award.

(4)

Represents awards of RSUs with time-based vesting granted under our 2000 Equity Incentive Plan. Upon vesting, each restricted stock unit automatically converts into one share of EA common stock, and does not have an exercise price or expiration date. The RSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(5)

For grants of RSUs with time-based vesting, represents the aggregate grant date fair value of RSUs calculated using the closing price of our common stock on the date of grant. For grants of RSUs with performance-based vesting, represents the aggregate grant date fair value of the award based on the probable outcome of the performance condition on the date of grant. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect actual value realized by the recipient. For a more detailed discussion of the valuation methodology and assumptions used to calculate fair value, see Note 14, “Stock-Based Compensation and Employee Benefit Plans”, of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. For additional information regarding the specific terms of the RSUs with performance-based vesting granted to our NEOs in fiscal 2012, see the discussion of “Performance-Based RSU Program” in the “Compensation Discussion & Analysis” above.

(6)

RSUs vest as to one-third of the units 11 months from the grant date, then vest as to an additional one-third of the units 23 months from the grant date and the remaining one-third of the units 35 months from the grant date.

(7)	RSUs vest as to one-half of the units 12 months from the grant date and then vest as to the remaining one-half of the units 24 months from the grant date.

(8)

RSUs vest as to one-fourth of the units six months from the grant date, then vest as to an additional one-fourth of the units 12 months from the grant date, an additional one-fourth of the units 24 months from the grant date and the remaining one-fourth of the units 36 months from the grant date.

(9)	RSUs vest as to 100% of the units 12 months from the grant date.

(10)	Mr. Brown resigned effective February 17, 2012. He was not eligible to receive a cash bonus plan award for fiscal 2012 and all unvested equity awards were cancelled on February 17, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables show information regarding outstanding stock options and outstanding RSUs held by the Named Executive Officers as of the end of fiscal 2012.

All stock options and RSU’s were granted pursuant to EA’s 2000 Equity Incentive Plan. The market value of the unvested time-based and performance-based RSU awards is determined by multiplying the number of unvested RSUs by $16.485, the closing price of the Company’s common stock on March 30, 2012, the last trading day of fiscal 2012. For the RSU awards subject to performance-based vesting conditions as described in the footnotes to the Outstanding Stock Awards table below, the number of shares and their value assumes the achievement of target performance goals.

	Outstanding Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable		Unexercisable
John S. Riccitiello	9/16/2009	83,400		55,600	(1)	18.85	9/16/2016
	5/10/2007	575,000		275,000	(2)	49.90	5/10/2017
Kenneth A. Barker	12/16/2008	50,000		—		16.06	12/16/2018
Frank D. Gibeau	10/7/2002	12,600		—		31.32	10/7/2012
	10/24/2003	60,000		—		48.79	10/24/2013
	9/2/2005	100,000		—		57.42	9/2/2015
	3/1/2006	35,000		—		52.03	3/1/2016
	8/16/2006	70,000		—		51.64	8/16/2016
	6/18/2007	35,000		—		49.71	6/18/2017
	8/16/2007	100,000		—		50.80	8/16/2017
	12/16/2008	200,000		—		16.06	12/16/2018
Peter R. Moore	9/17/2007	350,000		—		53.73	9/17/2017
	12/16/2008	125,000		—		16.06	12/16/2018
Rajat Taneja	—	—		—		—	—
Eric F. Brown	4/16/2008	230,000	(3)	—		52.02	4/16/2018

(1)

Time-based stock options that vest as to 24% of the options on the first day of the month that includes the first anniversary of the grant date, then vest as to an additional 2% of the options on the first day of each month thereafter for the next 38 months.

(2)	Time-based stock options that vest as to 100% of the options on April 1, 2012.

(3)

Mr. Brown resigned effective February 17, 2012. Pursuant to the terms of his option agreement, unvested options were cancelled on February 17, 2012 and unexercised, vested options were canceled three months post-termination on May 17, 2012.

	Outstanding Stock Awards
		Time-Based Vesting Awards			Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John S. Riccitiello	5/16/2008	—		—	66,667	(1)	1,099,006
	6/16/2011	—		—	125,000	(2)	2,060,625
	9/16/2009	129,000	(3)	2,126,565	—		—
	5/18/2010	133,334	(3)	2,198,011	—		—
	6/16/2011	125,000	(4)	2,060,625	—		—
Kenneth A. Barker	5/16/2008	—		—	16,667	(1)	274,755
	6/16/2008	1,250	(5)	20,606	—		—
	6/16/2009	2,534	(3)	41,773	—		—
	5/17/2010	26,667	(3)	439,605	—		—
	6/16/2011	37,500	(4)	618,188	—		—
	2/16/2012	40,000	(6)	659,400	—		—
Frank D. Gibeau	5/16/2008	—		—	41,667	(1)	686,880
	6/16/2011	—		—	100,000	(2)	1,648,500
	6/16/2008	3,125	(5)	51,516	—		—
	6/16/2009	6,334	(3)	104,416	—		—
	9/16/2009	40,000	(3)	659,400	—		—
	5/17/2010	86,667	(3)	1,428,706	—		—
	6/16/2011	100,000	(4)	1,648,500	—		—
	2/16/2012	150,000	(6)	2,472,750	—		—
Peter R. Moore	5/16/2008	—		—	41,667	(1)	686,880
	6/16/2011	—		—	65,000	(2)	1,071,525
	6/16/2008	3,125	(5)	51,516	—		—
	6/16/2009	6,334	(3)	104,416	—		—
	9/16/2009	40,000	(3)	659,400	—		—
	5/17/2010	86,667	(3)	1,428,705	—		—
	6/16/2011	65,000	(4)	1,071,525	—		—
	2/16/2012	100,000	(6)	1,648,500	—		—
Rajat Taneja	10/17/2011	25,000	(7)	412,125	—		—
	10/17/2011	250,000	(8)	4,121,250	—		—
Eric F. Brown(9)	—	—		—	—		—

(1)

Represents RSUs with performance-based vesting at the threshold target achievement level of one-third of the RSU award granted. The awards may vest in three equal amounts, with the vesting of each amount contingent upon EA’s achievement of three progressively higher adjusted non-GAAP net income targets (as measured on a trailing four-quarter basis). On the grant date, we assumed that one-third of the awards would vest based upon achievement of the first non-GAAP net income target. During the fiscal year ended March 31, 2012, we determined that the performance criteria for these awards was improbable of achievement. For additional information, see Note 14, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(2)

Represents RSUs with performance-based vesting at the target achievement level. The performance-based RSUs granted to our NEOs in fiscal 2012 are referred to as “Market-Based Restricted Stock Units” in Note 14, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The number of performance-based RSUs that can be earned will be determined by the Committee and range from zero to 200% of the target award based on the Company’s TSR relative to the performance of each of the companies in the NASDAQ-100 over one-year (fiscal 2012), two-year (fiscal 2012 through 2013), and three-year (fiscal 2012 through 2014) measurement periods. TSR is determined based on a 90-day trailing average of the closing stock prices of the NASDAQ-100 at the end of each measurement period as compared to the 90-day trailing average of the closing stock prices of the NASDAQ-100 at the beginning of the measurement period. For each measurement period, the Company’s TSR must be at the 60th percentile of the TSR of companies in the NASDAQ-100 in order for 100% of the target award to vest. This requires the Company to outperform the majority of companies in the NASDAQ-100 for the targeted number of shares to vest. If our TSR is above or below the 60th percentile, the number of shares that vest will increase by 3% for each percentile above the 60th, or decrease by 2% for each percentile below the 60th.

(3)	Time-based RSUs with one-third of the units vesting on each of the first three anniversaries of the grant date.

(4)	Time-based RSUs with one-third of the units vesting one month prior to each of the first three anniversaries of the grant date.

(5)	Time-based RSUs with one-fourth of the units vesting on each of the first four anniversaries of the grant date.

(6)	Time-based RSUs with one-half of the units vesting on each of the first two anniversaries of the grant date.

(7)	Time-based RSUs that vest as to 100% of the units on the first anniversary of the grant date.

(8)	Time-based RSUs with one-fourth of the units vesting six months from grant date and then one-fourth of the units on each of the first three anniversaries of the grant date.

(9)	Mr. Brown resigned effective February 17, 2012. Pursuant to the terms of his RSU agreement, Mr. Brown’s RSUs were cancelled upon his termination of employment.

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows all stock options exercised and value realized upon exercise and all RSUs vested and value realized upon vesting by the Named Executive Officers during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
John S. Riccitiello	—	—	195,666	4,521,781
Kenneth A. Barker	—	—	38,451	884,591
Frank D. Gibeau	—	—	94,041	2,162,911
Peter R. Moore	—	—	117,791	2,710,361
Rajat Taneja	—	—	—	—
Eric F. Brown	100,000	424,678	92,566	2,070,496

(1)

The value realized upon the exercise of stock options is calculated by (a) subtracting the option exercise price from the market value on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying options exercised.

(2)	Represents shares of EA common stock released during fiscal 2012.

(3)	The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the prior day’s closing price of EA common stock on the vest date.

POTENTIAL PAYMENTS UPON CHANGE OF CONTROL

Electronic Arts Key Employee Continuity Plan

All employees at the level of Vice President and above are eligible to participate in the Electronic Arts Inc. Key Employee Continuity Plan (the “CoC Plan”). The CoC Plan is a “double-trigger” plan which provides eligible employees, including our NEOs, with certain payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” during the 12-month period following a change of control of the Company or if their employment is terminated without “cause” during the two-month period preceding a change of control of the Company. Eligible employees are not entitled to any payments or benefits in the event they voluntarily resign or are terminated for “cause”. The CoC Plan payments and benefits include:

•

a lump sum cash severance payment based on a multiple of the product of an eligible executive’s base salary in effect immediately prior to the termination of employment, plus his or her target annual bonus or annual incentive opportunity for the year in which his or her employment is terminated;

•	continued health benefits for a period ranging from six to 18 months, depending on the eligible executive’s position with the Company; and

•

full vesting on the date of employment termination of all outstanding and unvested equity awards (other than performance-based awards, certain portions of which may be subject to award and acceleration depending on the specific terms of such awards). In the case of an equity award consisting of a stock option, such stock option shall continue to be exercisable for a period of three years from the severance date (or such longer period as may be prescribed in the plan or agreement governing such option), but in no event later than the expiration date of such option.

The cash severance payment that our CEO, Company-level Presidents and Executive Vice Presidents are entitled to receive upon a qualifying termination of employment is equal to 150% of the sum of their annual base salary and target bonus opportunity. Health benefits for these same positions may continue for up to eighteen months. The cash severance payment that Company-level Senior Vice Presidents are entitled to receive upon a qualifying termination of employment is equal to 100% of the sum of their annual base salary and target bonus opportunity. Health benefits for employees at the Senior Vice President level may continue for up to twelve months.

The CoC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CoC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Section 280G of the Internal Revenue Code. However, the CoC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CoC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.

As a condition to each executive employee’s right to receive the payments and benefits provided under the CoC Plan, the executive is required to execute a waiver of claims against the Company and will be bound by the terms of a non-solicitation agreement prohibiting the executive, for a one-year period following his or her termination of employment, from soliciting employees to leave the Company.

Performance-Based RSU Programs

Messrs. Riccitiello, Barker, Gibeau and Moore were each granted performance-based RSUs in May 2008 (the “Fiscal 2009 Performance-based RSUs”). The Fiscal 2009 Performance-based RSUs may be earned based upon the Company’s achievement of one of three progressively higher adjusted non-GAAP net income targets (as measured on a trailing-four-quarter basis). These targets range from approximately two to three times the Company’s non-GAAP net income for fiscal 2008 and can be earned though the performance period ending on June 30, 2013. Pursuant to the terms of the Fiscal 2009 Performance-based RSUs, and subject to the timely execution of a severance agreement and release, in the event of a change of control of the Company prior to the expiration of the performance period, all of the unvested Fiscal 2009 Performance-based RSUs will be automatically converted into time-based restricted stock units, which will vest on June 30, 2013, subject to two exceptions. If the recipient’s employment is terminated without “cause” by the Company or if the recipient resigns for “good reason” (as such terms are defined in the grant agreement), within one year of the change of control event, the recipient’s Fiscal 2009 Performance-based RSUs will vest upon the date of termination of employment and if, during the two months immediately preceding a change of control, the recipient’s employment is terminated by the Company without “cause”, and such termination is made in connection with the change of control, as determined by the Committee in its sole discretion, then the recipient’s Fiscal 2009 Performance-based RSUs will vest on the date of the change of control event. To the extent that the acceleration of the Fiscal 2009 Performance-Based RSUs, when taken together with other arrangements offered by EA or its affiliates, would cause a recipient of the Fiscal 2009 Performance-based RSUs to owe an excise tax under Section 280G, the recipient’s award would be reduced to an amount that would not cause the Section 280G excise tax to apply. Notwithstanding the foregoing, if the recipient would receive a greater net after-tax benefit by having the Section 280G excise tax apply, the reduction described in the previous sentence would not be made.

Messrs. Riccitiello, Gibeau and Moore were each granted performance-based RSUs in June 2011 (the “Fiscal 2012 Performance-based RSUs”). The Fiscal 2012 Performance-based RSUs may be earned based upon the relative total stockholder return (“TSR”) percentile ranking of the Company as measured over a three year performance period with one, two, and three year TSR measurement periods. Pursuant to the terms of the Fiscal 2012 Performance-based RSUs, and subject to the timely execution of a severance agreement and release, in the event of a change of control of EA prior to the expiration of the three-year performance period, the Committee shall certify the relative TSR percentile ranking of the Company as of the effective date of the change of control and that relative TSR percentile ranking will be applied to determine the number of shares that vest on each remaining vest date in the performance period.

The vesting of the Fiscal 2012 Performance-Based RSUs may be accelerated to the earlier of: (a) the date on which, during the time period beginning on the effective date of the change of control and ending on the first anniversary of the effective date of the change of control, the recipient’s employment is terminated without cause by EA or is terminated for good reason by the recipient; or (b) as of the effective date of the change of control if, during the two months immediately preceding the effective date of the change of control, the recipient’s employment is terminated by EA without cause, and such termination is made in connection with the change of control, as determined by the Committee in its sole discretion. To the extent that the acceleration of the Fiscal 2012 Performance-Based RSUs, when taken together with other arrangements offered by EA or its affiliates, would cause a recipient of the Fiscal 2012 Performance-based RSUs to owe an excise tax under Section 280G, the recipient’s award would be reduced to an amount that would not cause the Section 280G excise tax to apply. Notwithstanding the foregoing, if the recipient would receive a greater net after-tax benefit by having the Section 280G excise tax apply, the reduction described in the previous sentence would not be made.

The following table sets forth potential payments under the CoC Plan and the terms of the Fiscal 2009 Performance-based RSUs and Fiscal 2012 Performance-based RSUs, as described above, to our NEOs (other than Mr. Brown) upon termination of employment without “cause” or resignation for “good reason” occurring during the two-month period before or the 12-month period after a change of control of the Company. For purposes of the table below, we have assumed a termination date of March 30, 2012, the last trading day of our fiscal year and have excluded Mr. Brown who resigned effective February 17, 2012, and was not employed by the Company on the last day of fiscal 2012. The closing market price of our common stock on March 30, 2012 was $16.485 per share.

Name	Cash Award ($)(1)	Stock Options ($)(2)	Restricted Units (time-based) ($)(3)	Restricted Stock Units (performance-based) ($)(4)	Other ($)(5)	Total ($)
John S. Riccitiello	3,270,000	—	6,385,201	4,615,800	101,008	14,372,009
Kenneth A. Barker	686,310	—	1,779,572	824,250	61,125	3,351,257
Frank D. Gibeau	1,882,500	—	6,365,287	3,115,665	85,121	11,448,573
Peter R. Moore	1,855,001	—	4,964,062	2,746,401	74,425	9,639,889
Rajat Taneja	1,134,375	—	4,533,375	—	29,669	5,697,419

(1)

Represents the sum of each NEO’s annual base salary as of March 30, 2012, and each NEO’s target non-equity incentive opportunity for fiscal 2012, as set forth in the “Summary Compensation” table and the “Grants of Plan-Based Awards” table, multiplied by 1.5 with respect to Messrs. Riccitiello, Gibeau, Moore, and Taneja and multiplied by 1.0 with respect to Mr. Barker.

(2)

Represents unvested outstanding options that would accelerate and vest on a qualifying termination in connection with a change of control occurring as of March 30, 2012. This amount is calculated by multiplying the number of shares underlying each accelerated unvested option by the difference between the per-share closing price of our common stock on March 30, 2012, which is the last trading day of our fiscal year end, and the per-share exercise price. All of the unvested options for Mr. Riccitiello had exercise prices that were above the closing price of the common stock on March 30, 2012.

(3)

Represents the value of unvested time-based RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on March 31, 2012. The value was calculated by multiplying the number of time-based RSUs that would accelerate by the per-share closing price of our common stock on March 30, 2012.

(4)

Represents the value of unvested performance-based RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on March 30, 2012. For purposes of the table, we assumed that: (1) the Fiscal 2009 Performance-based RSUs granted to Messrs. Riccitiello, Barker, Gibeau and Moore would accelerate and vest in full on a qualifying termination in connection with a change of control occurring as of March 30, 2012; and (2) the Fiscal 2012 Performance-based RSUs granted to Messrs Riccitiello, Gibeau and Moore would accelerate and vest as to 64% of the target number of RSUs, based on the relative TSR percentile ranking of the Company as compared to that of the benchmark NASDAQ-100 Companies, as of March 30, 2012. The value of the performance-based RSUs was calculated by multiplying the number of RSUs that would accelerate by the per-share closing price of our common stock on March 30, 2012.

(5)

Includes eighteen months of post-termination health benefits and any accrued paid time off with respect to Messrs. Riccitiello, Gibeau, Moore, and Taneja; and twelve months of post-termination health benefits and any accrued paid time off with respect to Mr. Barker.

EQUITY COMPENSATION PLAN INFORMATION

We have three equity incentive plans (excluding plans assumed or adopted by EA in connection with acquisitions, as described in the footnotes below) that have been approved by our stockholders and under which our common stock is or has been authorized for issuance to employees or directors: the 1998 Directors’ Stock Option Plan, the 2000 Equity Incentive Plan, and the 2000 Employee Stock Purchase Plan.

The following table and related footnotes gives aggregate information regarding grants under all of our equity incentive plans as of the end of fiscal 2012 including the 2000 Equity Incentive and 2000 Employee Stock Purchase Plans.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)		(B)		(C)
Equity compensation plans approved by security holders	28,424,397	(2)(3)	$34.17	(4)	15,942,815	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	28,424,397	(6)			15,942,815

(1)

The table does not include information for equity incentive plans we assumed in connection with our acquisitions of Maxis in 1997, JAMDAT Mobile Inc. in 2006 and VG Holding Corp. (“VGH”) in 2008. As of March 31, 2012 a total of: (a) 6,815 shares of common stock were issuable upon exercise of outstanding options issued under the 1995 Maxis stock option plan with a weighted-average exercise price of $26.58; (b) a total of 1,923 shares were issuable upon exercise of outstanding options issued under the JAMDAT Amended and Restated 2000 Stock Incentive Plan with a weighted-average exercise price of $2.61; (c) a total of 16,019 shares were issuable upon exercise of outstanding options with a weighted-average exercise price of $48.44 under the JAMDAT 2004 Equity Incentive Plan; and (d) a total of 34,757 shares were issuable upon exercise of outstanding options with a weighted-average exercise price of $34.18 under the VG Holding Corp. 2005 Stock Incentive Plan, as amended. No shares remain available for issuance under the Maxis and JAMDAT plans and no further grants will be made under the VGH plan.

(2)

Includes (a) 116,666 shares of common stock issuable upon exercise of outstanding options under the 1998 Directors’ Stock Option Plan with a weighted-average exercise price of $34.94; (b) 9,597,493 shares of common stock issuable upon exercise of outstanding options under the 2000 Equity Incentive Plan, with a weighted-average exercise price of $34.16; and (c) 18,710,238 unvested RSUs outstanding under the 2000 Equity Incentive Plan. The 1998 Directors Stock Option Plan has expired and no further grants may be made under this Plan.

(3)	Does not include 73,874 unvested shares of restricted stock outstanding as of March 31, 2012 issued pursuant to the 2000 Equity Incentive Plan.

(4)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(5)	Includes (a) 10,270,930 shares available for issuance under the 2000 Equity Incentive Plan and (b) 5,671,885 shares available for purchase by our employees under the 2000 Employee Stock Purchase Plan.

(6)

The total number of securities to be issued upon exercise of outstanding options, warrants, and rights, including the total number of securities referenced in footnotes (1) and (3), above, is 28,557,785.

OTHER INFORMATION

RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve or ratify and, if necessary, disclose (i) any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which EA (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” had, has or will have a direct or indirect interest, or (ii) any transaction for which EA’s Global Code of Conduct would require approval of the Board of Directors. For purposes of the policy, a “related person” is (a) any person who is, or at any time since the beginning of EA’s last fiscal year was, a director or executive officer of EA or a nominee to become a director of EA, (b) any person who is known to be the beneficial owner of more than 5% of any class of EA’s voting securities, (c) any immediate family member or person sharing the household (other than a tenant or employee) of any of the foregoing persons, and (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Once a potential related person transaction has been identified, the Audit Committee (if the transaction involves an executive officer of the Company) or the Nominating and Governance Committee (if the transaction involves a director of EA) will review the transaction at the next scheduled meeting of such committee. In those instances in which it is not practicable or desirable to wait until the next scheduled committee meeting, the chairperson of the applicable committee shall consider the matter and report back to the relevant committee at the next scheduled meeting.

In determining whether to approve or ratify a related person transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) shall consider all of the relevant facts and circumstances available. No member of the Audit Committee or Nominating and Governance Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee and Nominating and Governance Committee (or the relevant chairperson) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of EA and its stockholders, as determined in good faith.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We enter into indemnification agreements with each of the members of our Board of Directors at the time they join the Board of Directors to indemnify them to the extent permitted by law against any and all liabilities, costs, expenses, amounts paid in settlement and damages incurred by the directors as a result of any lawsuit, or any judicial, administrative or investigative proceeding in which the directors are sued or charged as a result of their service as members of our Board of Directors.

Scott Probst

Scott Probst, the son of the Chairman of our Board of Directors, has been employed by the Company since 2003, most recently as a games producer. In fiscal 2012, Scott Probst received total compensation including base salary, annual performance bonus, and equity awards appropriate for his position that exceeded $120,000. The Executive Compensation and Leadership Committee, on behalf of the Nominating and Governance Committee, reviews the compensation decisions involving Scott Probst in accordance with our Related Person Transactions policy.

Other Relationships

In addition, we have engaged, and expect to continue to engage, in what we consider to be arm’s length commercial dealings with the following companies, which are affiliated, directly or indirectly, as the case may be, with members of our Board of Directors: Google Inc., Film Roman, and Live Nation Worldwide, Inc. Mr. Huber is a Senior Vice President at Google. Mr. Maffei is Chief Executive Officer of Liberty Media Corporation which has an equity interest in Live Nation Worldwide’s parent company. Film Roman is also owned by a Liberty Media subsidiary. To date, these transactions have not been material to us or to the other entities involved. We do not believe that Mr. Huber or Mr. Maffei have a material direct or indirect interest in any of our commercial dealings with Google or Film Roman and Live Nation Worldwide, respectively, and therefore do not consider these dealings to be “related person transactions” within the meaning of applicable SEC rules. Our Board of Directors considered our dealings with Google, Film Roman, and Live Nation Worldwide in reaching its determination that Mr. Huber and Mr. Maffei are each an independent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From April 3, 2011 (the beginning of fiscal 2012) through March 31, 2012 (the end of fiscal 2012), the Executive Compensation and Leadership Committee consisted of Ms. Srere, Mr. Coleman (until February 8, 2012), Mr. Hoag (beginning September 6, 2011) and Ms. Laybourne. None of these individuals is an employee or current or former officer of EA. No EA officer serves or has served since the beginning of fiscal 2012 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Executive Compensation and Leadership Committee is an employee or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires EA’s directors and executive officers, and persons who own more than 10% of a registered class of EA’s equity securities, to file reports of ownership and changes in ownership of common stock and other equity securities of EA. We have adopted procedures to assist EA’s directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.

To EA’s knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended March 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If you would like us to consider a proposal to be included in our 2013 proxy statement and proxy card, you must deliver it to the Company’s Corporate Secretary at our principal executive office no later than February 8, 2013.

Stockholders who otherwise wish to present a proposal at the 2013 Annual Meeting of Stockholders must deliver written notice of the proposal to our Corporate Secretary c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, no earlier than March 28, 2013 and no later than April 27, 2013 (provided, however, that if the 2013 Annual Meeting is held earlier than June 26, 2013 or later than August 25, 2013, proposals must be received no earlier than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which public announcement of the 2013 Annual Meeting is first made). The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s amended and restated bylaws. Our amended and restated bylaws are included as an exhibit to a Current Report on Form 8-K we filed with the SEC on May 11, 2009, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our amended and restated bylaws by contacting our Corporate Secretary at the address above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for notices of internet availability of proxy materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice, proxy statement and/or annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are EA stockholders will be “householding” our notices and proxy materials. A single notice or set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate notice or proxy materials, please notify your broker, direct your written request to our Corporate Secretary at our principal executive office at 209 Redwood Shores Parkway, Redwood City, CA 94065, or contact our Corporate Secretary at (650) 628-1500. Upon request, we will promptly provide separate copies of our notice or proxy materials. Stockholders who currently receive multiple copies of the notice or proxy materials at their address and would like to request “householding” of their communications should contact their broker.

REQUESTS TO THE COMPANY

The Company will provide without charge, to each person to whom a Notice and/or a proxy statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the 2000 Equity Incentive Plan as proposed to be amended, and the Executive Bonus Plan. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 — telephone number (650) 628-1500.

OTHER BUSINESS

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors,

Stephen G. Bené

Senior Vice President, General Counsel and Corporate Secretary

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

The Compensation Discussion and Analysis (“CD&A”) in this Proxy Statement contains the following non-GAAP financial measures: non-GAAP net revenue, non-GAAP diluted earnings-per-share and non-GAAP digital revenue, as well as the year-to-year comparisons. The table below reconciles the non-GAAP financial measures in the CD&A to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”):

	Twelve Months Ended March 31, (In millions, except per share data, unaudited)
	2012	2011	2010	2009
GAAP net revenue	$4,143	$3,589	$3,654	$4,212
Change in deferred net revenue (packaged goods and digital content)	43	239	505	(126)

Non-GAAP net revenue	$4,186	$3,828	$4,159	$4,086

GAAP Wireless, Internet-derived, and Advertising (Digital) net revenue	$1,159	$743	$522	$427
Change in deferred net revenue (packaged goods and digital content)	68	90	48	(3)

Non-GAAP Wireless, Internet-derived, and Advertising (Digital) net revenue	$1,227	$833	$570	$424

GAAP diluted earnings (loss) per share	$0.23	$(0.84)	$(2.08)	$(3.40)
Pre-tax reconciling adjustments:
Acquisition-related expenses	0.32	0.16	0.20	1.45
Amortization of debt discount	0.04	—	—	—
Certain non-recurring litigation expenses	0.08	—	—	—
Change in deferred net revenue (packaged goods and digital content)	0.13	0.72	1.55	(0.39)
Loss (gain) on strategic investments, net	—	(0.07)	0.08	0.19
Loss on lease obligation (G&A)	—	—	0.04	—
Loss on licensed intellectual property commitment (COGS)	—	—	(0.01)	0.12
Restructuring and other	0.05	0.49	0.43	0.25
Stock-based compensation	0.50	0.53	0.50	0.63

Total pre-tax reconciling adjustments	1.12	1.83	2.79	2.25
Income tax adjustments	(0.50)	(0.28)	(0.26)	0.85
GAAP loss to Non-GAAP income diluted share adjustment impact	—	(0.01)	(0.01)	—

Non-GAAP diluted earnings (loss) per share	$0.85	$0.70	$0.44	$(0.30)

Number of shares used in computation:
GAAP diluted earnings (loss), pre-tax reconciling adjustments and income tax adjustments	336	330	325	320
Non-GAAP diluted earnings (loss)	336	334	327	320

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These non-GAAP financial measures exclude the following items, as applicable in a given reporting period, from the Company’s consolidated statements of operations:

•	Acquisition-related expenses

•	Amortization of debt discount

•	Certain non-recurring litigation expenses

•	Change in deferred net revenue (packaged goods and digital content)

•	Loss (gain) on strategic investments

•	Loss on lease obligation and facilities acquisition

•	Loss on licensed intellectual property commitment

•	Restructuring and other charges

•	Stock-based compensation

•	Income tax adjustments

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results both as a consolidated entity and at the business unit level, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items we exclude from our non-GAAP financial measures, we believe it is appropriate to exclude certain items for the following reasons:

Acquisition-Related Expenses.    Under GAAP, we are required to recognize expenses for various types of events associated with a business acquisition. These events include expensing acquired intangible assets, including acquired in-process technology, post-closing adjustments associated with changes in the estimated amount of contingent consideration to be paid in an acquisition, and the impairment of accounting goodwill created as a result of an acquisition when future events indicated there has been a decline in its value. When analyzing the operating performance of an acquired entity, our management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any allocations made for accounting purposes. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both contingent consideration and to the intangible assets (including goodwill), when analyzing the operating performance of an acquisition in subsequent periods, our management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results.

Amortization of Debt Discount on the Convertible Senior Notes.    Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we are required to amortize as a debt discount an amount equal to the fair value of the conversion option as interest expense on the $632.5 million of 0.75% convertible senior notes that we issued in a private placement in July 2011 over the term of the notes. Our management will exclude the effect of this amortization when evaluating our operating performance and the performance of our management team during this period and will continue to do so, when it plans, forecasts and analyzes future periods.

Certain non-recurring litigation expenses.    During the fourth quarter of fiscal 2012, we recognized a $27 million expense related to a potential settlement of an on-going litigation matter. This significant non-recurring litigation expense is excluded from our non-GAAP financial measures in order to provide comparability between periods. Further, we excluded this expense when evaluating our operating performance and the performance of our management team during this period and will continue to do so when we plan, forecast and analyze future periods.

Change in Deferred Net Revenue (Packaged Goods and Digital Content).    We are not able to objectively determine the fair value of the online service included in certain of our packaged goods and digital content. As a result, we recognize the revenue from the sale of these games and content over the estimated online service period. In other transactions, at the date we sell the software product we have an obligation to provide incremental unspecified digital content in the future without an additional fee. In these cases, we account for the sale of the software product as a multiple element arrangement and recognize the revenue on a straight-line basis over the estimated period of game play. Internally, our management excludes the impact of the change in deferred net revenue related to packaged goods games and digital content in its non-GAAP financial measures when evaluating our operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of our management team. We believe that excluding the impact of the change in deferred net revenue from our operating results is important to (1) facilitate comparisons to prior periods during which we were able to objectively determine the fair value of the online service and not delay the recognition of significant amounts of net revenue related to online-enabled packaged goods and (2) understanding our operations because all related costs are expensed as incurred instead of deferred and recognized ratably.

Loss (Gain) on Strategic Investments.    From time to time, we make strategic investments. Our management excludes the impact of any losses and gains on such investments when evaluating the Company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of our management team. In addition, we believe that excluding the impact of such losses and gains on these investments from our operating results is important to facilitate comparisons to prior periods.

Loss on Lease Obligation and Facilities Acquisition.    During the second quarter of fiscal 2010, we completed the acquisition of our headquarters facilities in Redwood City, California pursuant to the terms of the loan financing agreements underlying the build-to-suit leases for the facilities. These leases expired in July 2009, and had previously been accounted for as operating leases. The total amount paid under the terms of the leases was $247 million, of which $233 million related to the purchase price of the facilities and $14 million was for the loss on our lease obligation. In addition, we recorded a tax benefit of approximately $31 million, consisting of approximately $6 million related to the loss on our lease obligation, and a $25 million reduction in our valuation allowance due to the acquisition. As a result of this lease obligation and facility acquisition, on an after-tax basis, we incurred a positive net income effect of $17 million. Our management excluded the effect of this transaction when evaluating the Company’s operating performance and when assessing the performance of our management team during this period and will continue to do so, when it plans, forecasts and analyzes future periods.

Loss on Licensed Intellectual Property Commitment.    During the fourth quarter of fiscal 2009, we amended an agreement with a content licensor. This amendment resulted in the termination of our rights to use the licensor’s intellectual property in certain products and we incurred a related estimated loss of $38 million. This significant non-recurring loss is excluded from our non-GAAP financial measures in order to provide comparability between periods. Further, we excluded this loss when evaluating our operating performance and the performance of our management team during this period.

Restructuring and Other Charges.    Although we have engaged in various restructuring activities in the past, each has been a discrete, extraordinary event based on a unique set of business objectives. Each of these restructurings has been unlike its predecessors in terms of its operational implementation, business impact and scope. As such, we believe it is appropriate to exclude restructuring charges from our non-GAAP financial measures.

Stock-Based Compensation.    When evaluating the performance of our individual business units, we do not consider stock-based compensation charges. Likewise, our management teams exclude stock-based compensation expense from their short and long-term operating plans. In contrast, our management teams are held accountable for cash-based compensation and such amounts are included in their operating plans. Further, when considering the impact of equity award grants, we place a greater emphasis on overall shareholder dilution rather than the accounting charges associated with such grants.

Income Tax Adjustments.    We use a fixed, long-term projected tax rate of 28 percent internally to evaluate our operating performance, to forecast, plan and analyze future periods, and to assess the performance of our management team. Accordingly, we have applied the same 28 percent tax rate to our non-GAAP financial results.

APPENDIX B

GENERAL DESCRIPTION OF THE 2000 EQUITY INCENTIVE PLAN

History

The Company’s 2000 Equity Incentive Plan (the “Equity Plan”) was adopted by our Board of Directors on January 27, 2000 and initially approved by our stockholders on March 22, 2000. The Equity Plan has been amended several times since it was initially adopted. The following general description of the Equity Plan reflects all prior amendments, as well as the amendments proposed to be adopted by the Company’s stockholders at the 2012 Annual Meeting. The following general description is qualified in its entirety by reference to the text of the Equity Plan, as proposed to be amended, as filed by the Company with the SEC on or about June 8, 2012. Unless otherwise indicated, capitalized terms used in this Appendix B shall have the meanings set forth in the text of the Equity Plan.

Shares Subject to the Equity Plan

The stock subject to issuance under the Equity Plan consists of shares of the Company’s authorized but unissued common stock. The Equity Plan, as amended to date, authorizes the issuance of up to 114,685,000 shares of common stock pursuant to awards of stock options, stock appreciation rights, restricted stock and restricted stock units. As proposed to be amended, the number of shares authorized for issuance under the Equity Plan would be increased to 120,865,000. In addition, shares are again available for grant and issuance under the Equity Plan that (a) were subject to an option granted under the Equity Plan that terminated, to the extent then unexercised, (b) were subject to a restricted stock or restricted stock unit award under the Equity Plan that is subsequently forfeited or repurchased by us at the original issue price, if any, or (c) are subject to an award of restricted stock or restricted stock units under the Equity Plan that otherwise terminates without shares being issued. The following types of shares are not available for future grant or issuance as awards under the Equity Plan: (x) shares that are not issued or delivered as a result of the net settlement of a stock option or stock appreciation right; (y) shares that are used to pay the exercise price or withholding taxes related to an award granted under the Equity Plan; and (z) shares that are repurchased by us with the proceeds of a stock option exercise.

The number of shares issuable under the Equity Plan, and under outstanding options and other awards, is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Share Usage

Shares covered by an Award shall be counted as used as of the Grant Date. Any shares that are subject to Awards of Options or stock appreciation rights, granted on or after July 31, 2008, shall be counted against the aggregate number of shares reserved under the Equity Plan as one (1) share for every one (1) share subject to an Award of Options or stock appreciation rights. Any shares that are subject to Awards other than Options or stock appreciation rights, granted (a) on or after July 31, 2008 but prior to July 29, 2009, shall be counted against the aggregate number of shares reserved under the Equity Plan as 1.82 shares for every one (1) share granted; and (b) on or after July 29, 2009, shall be counted against the aggregate number of shares reserved under the Equity Plan as 1.43 shares for every one (1) share granted.

Eligibility

The Equity Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. The Equity Plan provides that employees (including officers and directors who are also employees) of EA or any parent or subsidiary of EA may receive incentive stock options under the Equity Plan. Nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units may be granted to employees and directors of EA or any parent or subsidiary of EA. As of May 19, 2012, approximately 9,300 persons were in the class of persons eligible to participate in the Equity Plan. Under the Equity Plan, as amended to date, no person is eligible to receive more than 1,400,000 shares of common stock (of which no more than 400,000 shares may be covered by awards of restricted stock) in any calendar year, other than new employees who will be eligible to receive up to 2,800,000 shares of common stock (of which no more than 800,000 shares may be covered by awards of restricted stock) in the calendar year in which they commence employment. As proposed to be amended, no person would be eligible to receive awards covering more than 2,000,000 shares of common stock in any fiscal year. No awards of stock appreciation rights have been made to date under the Equity Plan. A participant may hold more than one award granted under the Equity Plan.

Administration

The Equity Plan is administered by our Executive Compensation and Leadership Committee. All of the members of the Executive Compensation and Leadership Committee are “non-employee” and “independent directors” under applicable federal securities laws and NASDAQ listing requirements, and “outside directors” as defined under applicable federal tax laws. The Executive Compensation and Leadership Committee has the authority to construe and interpret the Equity Plan, grant awards and make all other determinations necessary or advisable for the administration of the Equity Plan. The members of the Executive Compensation and Leadership Committee receive no compensation for administering the Equity Plan other than their compensation for being Board of Directors and Committee members. The Company bears all expenses in connection with administration of the Equity Plan and has agreed to indemnify members of the Executive Compensation and Leadership Committee in connection with their administration of the Equity Plan. The Executive Compensation and Leadership Committee may delegate to one or more officers of the Company the authority to grant Awards under the Equity Plan to participants who are not executive officers of the Company.

Stock Options

Stock options granted under the Equity Plan may be either incentive stock options or nonqualified stock options. The exercise period of stock options is determined by the Executive Compensation and Leadership Committee but, in no event, may stock options be exercisable more than ten years from the date they are granted. The Equity Plan provides the Executive Compensation and Leadership Committee with the ability, at its discretion, to grant performance-based options subject to the achievement of one or more of the performance factors described under the heading “Performance Factors” below.

Exercise Price

The Executive Compensation and Leadership Committee determines the exercise price of each option granted under the Equity Plan. The option exercise price for each incentive and nonqualified stock option share must be no less than 100% of the “fair market value” (as defined in the Equity Plan) of a share of common stock at the time the stock option is granted. In the case of an incentive stock option granted to a stockholder that owns more than 10% of the total combined voting power of all classes of stock of EA or any parent or subsidiary of EA (a “Ten Percent Stockholder”), the exercise price for each such incentive stock option must be no less than 110% of the fair market value of a share of common stock at the time the incentive stock option is granted.

The exercise price of options and purchase price of shares granted under the Equity Plan may be paid as approved by the Executive Compensation and Leadership Committee at the time of grant: (a) in cash (by check); (b) by cancellation of indebtedness of the Company to the award holder; (c) by surrender of shares that either: (1) have been owned by the award holder for more than six (6) months and have been paid for within the meaning of SEC Rule 144; or (2) were obtained by the award holder in the public market; (d) by waiver of compensation due or accrued for services rendered; (e) with respect only to purchases upon exercise of an option, and provided that a public market for the Company’s stock exists: (1) subject to applicable laws, by a “same-day sale” commitment from the optionee and a National Association of Securities Dealers, Inc. (“NASD”) broker; or (2) by a “margin” commitment from the optionee and an NASD broker; (f) by withholding from the shares to be issued upon exercise of an award that number of shares having a fair market value equal to the minimum amount required to satisfy the exercise price or purchase price; (g) by any combination of the foregoing; or (h) such other consideration and method of payment for issuance of shares to the extent permitted by applicable laws.

No Repricings or Exchanges of Awards Without Stockholder Approval

The Executive Compensation and Leadership Committee may, at any time or from time to time, authorize the Company, with the consent of the affected Equity Plan participants, to issue new awards in exchange for the surrender and cancellation of any or all outstanding awards; provided, however, that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding option or stock appreciation right in exchange for a new option or stock appreciation right having a lower exercise price. The Executive Compensation and Leadership Committee may also, subject to approval by the Company’s stockholders, at any time buy a previously granted award with payment in cash, shares (including restricted stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

Outside Directors

Equity granted to non-employee directors is determined at the discretion of the Board of Directors.

In the event of our dissolution or liquidation or a “change of control” transaction, options granted to our non-employee directors under the Equity Plan will become 100% vested and exercisable in full.

In addition, our non-employee directors may elect to receive all or a portion of their cash compensation in shares of common stock. Directors making this election are entitled to receive shares having a value equal to 110% of the amount of the cash compensation foregone.

Stock Appreciation Rights

The Executive Compensation and Leadership Committee, or a committee to which it has delegated the appropriate authority, may grant stock appreciation rights (a “SAR” or “SARs”) as stand-alone awards or in addition to, or in tandem with, other awards under the Equity Plan under such terms, conditions and restrictions as the Executive Compensation and Leadership Committee, or a committee to which it has delegated the appropriate authority, may determine; provided, however, that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. A SAR is an award which provides the holder with the right to receive the appreciation in value of a set number of shares of company stock or cash over a set period of time. A SAR is similar to an option in that the holder benefits from any increases in stock price above the exercise price set forth in the award agreement. However, unlike an option, the holder is not required to pay an exercise price to exercise a SAR, but simply receives the net amount of the increase in stock price in the form of cash or stock. The exercise price for a SAR must be no less than 100% of the “fair market value” (as defined in the Equity Plan) of a share of common stock at the time the SAR is granted. In addition, the Executive Compensation and Leadership Committee, or a committee to which it has delegated the appropriate authority, may, at its discretion, subject SARs to the achievement of one or more of the performance factors described under the heading “Performance Factors” below.

Restricted Stock Awards

The Executive Compensation and Leadership Committee may grant restricted stock awards either in addition to, or in tandem with, other awards under the Equity Plan under such terms, conditions and restrictions as the Executive Compensation and Leadership Committee may determine. A restricted stock award is an offer by Electronic Arts to award shares of common stock that are subject to restrictions established by the Executive Compensation and Leadership Committee. These restrictions may be based upon completion by the award holder of a specified number of years of service or by the attainment of one or more of the performance factors described under the heading “Performance Factors” below. The purchase price, if any, for each such award is determined by the Executive Compensation and Leadership Committee at the time of grant. In the case of an award to a Ten Percent Stockholder, the purchase price must be 100% of fair market value. The purchase price, if any, may be paid for in any of the forms of consideration listed in items under “Exercise Price” above, as are approved by the Executive Compensation and Leadership Committee at the time of grant.

Restricted Stock Units

Restricted stock unit awards may be granted under the Equity Plan, either in addition to, or in tandem with, other awards under the Equity Plan under such terms, conditions and restrictions as the Executive Compensation and Leadership Committee, or a committee to which it has delegated the appropriate authority, may determine. A restricted stock unit award is similar to a restricted stock award (and may be awarded subject to any or all of the performance goals described under the heading “Performance Factors” below) except the stock is not delivered to the participant unless and until all restrictions have terminated.

Performance Factors

Performance-based stock options, stock appreciation rights, restricted stock and restricted stock unit awards with vesting and/or exercisability conditioned on one or more of the following permissible performance factors may be granted under the Equity Plan, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, to be measured over a specified performance period that may be as short as a quarter or as long as five years (unless tied to a specific and objective milestone or event), to the extent applicable on an absolute basis or relative to a pre-established target: (a) profit before tax; (b) revenue (on an absolute basis or adjusted for currency effects); (c) net revenue; (d) earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings); (e) operating income; (f) operating margin; (g) operating profit; (h) controllable operating profit, or net operating profit; (i) net profit; (j) gross margin; (k) operating expenses or operating expenses as a percentage of revenue; (l) net income; (m) diluted earnings per share; (n) total stockholder return; (o) market share; (p) return on assets or net assets; (q) the Company’s stock price; (r) growth in stockholder value relative to a pre-determined index; (s) return on equity; (t) return on invested capital; (u) cash flow (including free cash flow or operating cash flows); (v) cash conversion cycle; (w) economic value added; (x) individual confidential business objectives; (y) contract awards or backlog; (z) overhead or other expense reduction; (aa) credit rating; (bb) strategic plan development and implementation; (cc) succession plan development and implementation; (dd) improvement in workforce diversity; (ee) customer indicators; (ff) new product invention or innovation; (gg) attainment of research and development milestones; (hh) improvements in productivity; or (ii) attainment of objective operating goals and employee metrics.

In addition, the Committee may, in its sole discretion and in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the performance factors to preserve the Committee’s original intent regarding the performance factors at the time of the initial award grant.

Mergers, Consolidations, and Change of Control

Except for automatic grants to non-employee directors, in the event of a merger, consolidation, dissolution or liquidation of EA, the sale of substantially all of its assets or any other similar corporate transaction, the successor corporation may assume, replace or substitute equivalent awards in exchange for those granted under the Equity Plan or provide substantially similar consideration, shares or other property as was provided to our stockholders (after taking into account the provisions of the awards). In the event that the successor corporation does not assume, replace or substitute awards, such awards will accelerate and all options will become exercisable in full prior to the consummation of the transaction at the time and upon the conditions as the Executive Compensation and Leadership Committee determines. Any awards not exercised prior to the consummation of the transaction will terminate.

Transferability

Incentive stock options granted under the Equity Plan are not transferable other than by means of a distribution upon the optionee’s death. Nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock unit awards are subject to similar restrictions on transfer unless otherwise determined by the Executive Compensation and Leadership Committee and except that nonqualified stock options may be transferred to family members and trusts or foundations controlled by, or primarily benefiting, family members of the optionee.

Term of the Equity Plan

The Equity Plan expires in 2020 unless terminated earlier by the Board of Directors.

Proposed Amendments to the Equity Plan

At the 2012 Annual Meeting, stockholders will be asked to approve an amendment to the Equity Plan to increase the number of shares authorized under the Equity Plan by 6,180,000 shares. Stockholders will also be asked to approve an amendment to provide that eligible persons may receive awards under the Equity Plan covering up to 2,000,000 shares per fiscal year, all of which may be granted as awards of stock options, restricted stock, restricted stock units, stock appreciation rights, or any combination thereof.

APPENDIX C

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

As Proposed to be Amended by the Stockholders on July 26, 2012

1. PURPOSE. The purpose of this Plan is to provide incentives to attract retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Restricted Stock Units, and Stock Appreciation Rights. Capitalized terms not defined in the text are defined in Section 24.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available for Awards. Subject to Sections 2.2, 2.3 and 19, the aggregate number of Shares that have been reserved pursuant to this Plan is 120,865,000 Shares. Shares that are: (a) subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award; (b) subject to an Award granted hereunder but are forfeited; or (c) subject to an Award that otherwise terminates or is settled without Shares being issued shall revert to and again become available for issuance under the Plan in the same amount as such Shares were counted against the number of Shares reserved pursuant to Section 2.2. The following Shares shall not again become available for issuance under the Plan: (x) Shares that are not issued or delivered as a result of the net settlement of an Option or Stock Appreciation Right; (y) Shares that are used to pay the exercise price or withholding taxes related to an Award; or (z) Shares that are repurchased by the Company with the proceeds of an Option exercise. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options and Stock Appreciation Rights granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.2 Share Usage. Shares covered by an award shall be counted as used as of the Grant Date. Any Shares that are subject to Awards of Options or SARs, granted on or after July 31, 2008, shall be counted against the aggregate number of Shares reserved as set forth in Section 2.1 as one (1) Share for every one (1) Share subject to an Award of Options or SARs. Any Shares that are subject to Awards other than Options or SARs, granted (a) on or after July 31, 2008 but prior to July 29, 2009, shall be counted against the number of Shares available for grant (as set forth in Section 2.1) as 1.82 Shares for every one (1) Share granted; and (b) on or after July 29, 2009, shall be counted against the number of Shares available for grant (as set forth in Section 2.1) as 1.43 Shares for every one (1) Share granted.

2.3 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Awards, and (c) the number of Shares associated with other outstanding Awards, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

3. ELIGIBILITY. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive Awards covering more than 2,000,000 Shares in any fiscal year under this

Plan. For purposes of these limits, each Restricted Stock Unit settled in Shares (but not those settled in cash), shall be deemed to cover one Share. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)	prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)	select persons to receive Awards;

(d)	determine the form and terms of Awards;

(e)	determine the number of Shares or other consideration subject to Awards;

(f)	determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability and payment of Awards;

(i)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned; and

(k)	make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to (i) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan, and (ii) grant an Award under this Plan to Participants who are not Insiders of the Company.

4.3 Section 162(m). To the extent that Awards are granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a committee, which may be the Committee, of two or more “outside directors” within the meaning of Section 162(m) of the Code. For purposes of qualifying grants of Awards as “performance-based compensation” under Section 162(m) of the Code, the committee, in its discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be set by the committee on or before the latest date permissible to enable the Awards to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Awards that are intended to qualify under Section 162(m) of the Code, the committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Awards under Section 162(m) of the Code (e.g., in determining the performance goals).

5. OPTIONS. The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISO”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and

will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period; Performance Goals.

(a) Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided, further, that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

(b) Participant’s ability to exercise Options shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Stock Option Agreement. Options may vary from Participant to Participant and between groups of Participants. Should the Committee elect to impose restrictions on an Option, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Option; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such Option. Prior to such Option becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different Performance Periods and have different performance goals and other criteria.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may be not less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 9 of this Plan.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 Termination. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) Notwithstanding the provisions in paragraph 5.6(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the Option shall be entitled to exercise any Option with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidiary dispatches notice or advice to the Participant that his service is terminated.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISO. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, (ii) any such action shall not extend the exercise period of the Option to a date later than the later of (a) the fifteenth day of the third month following the date on which the Option otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding Options without the approval of the stockholders. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK. A Restricted Stock Award is an offer by the Company to grant or to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the “Purchase Price”), if any, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

6.1 Form of Restricted Stock Award. All grants or purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Purchase Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant’s execution and delivery of the Restricted Stock Purchase Agreement and full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment, if any, for the Shares to the Company within thirty (30) days, or such other date as may be set forth in the Restricted Stock Purchase Agreement, then the offer will terminate, unless otherwise determined by the Committee.

6.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Award, if any, will be determined by the Committee on the date the Restricted Stock Award is granted. At the Committee’s discretion, consideration for the Restricted Stock Award may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price may be made in accordance with Section 9 of this Plan.

6.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.

7. RESTRICTED STOCK UNITS. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a share of the Company’s Common Stock. A Restricted Stock Unit does not constitute a share of, nor represent any ownership interest in, the Company. The Committee will determine the number of Restricted Stock Units granted to any eligible person; whether the Restricted Stock Units will be settled in Shares, in cash, or in a combination of the two; the price to be paid (the “Purchase Price”), if any, for any Shares issued pursuant to a Restricted Stock Unit; the restrictions to which the Restricted Stock Units will be subject, and all other terms and conditions of the Restricted Stock Units, subject to the following:

7.1 Form of Restricted Stock Unit Award. All Restricted Stock Units granted pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Unit Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock Units will be accepted by the Participant’s execution and delivery of the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit Agreement, from the date the Restricted Stock Unit Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Unit Agreement within thirty (30) days, or such other date as may be set forth in the Restricted Stock Unit Agreement, then the offer will terminate, unless otherwise determined by the Committee.

7.2 Purchase Price. The Purchase Price of Shares sold pursuant to a Restricted Stock Unit, if any, will be determined by the Committee on the date the Restricted Stock Unit is granted. At the Committee’s discretion, consideration for the Restricted Stock Unit may be in the form of continued service to the Company or a Subsidiary. Payment of the Purchase Price, if any, shall be made in accordance with Section 9 of this Plan when the Shares are issued.

7.3 Terms of Restricted Stock Units. Restricted Stock Units shall be subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual Restricted Stock Unit Agreement. Restricted Stock Units may vary from Participant to Participant and between groups of Participants. Prior to the grant of Restricted Stock Units, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Unit; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Restricted Stock Units that will be awarded to the Participant. Prior to the payment (whether in Shares, cash or otherwise) of any Restricted Stock Units, the Committee shall determine the extent to which such Restricted Stock Units have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Units that are subject to different Performance Periods and have different performance goals and other criteria.

7.4 Termination During Performance Period. If a Participant is Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Units only to the extent earned as of the date of Termination in accordance with the Restricted Stock Unit Agreement, unless the Committee determines otherwise in the case of a Participant who is not a “covered employee” for purposes of Section 162(m) of the Code in the year of Termination.

7.5 Payment When Restrictions Lapse. The cash or Shares that a Participant is entitled to receive pursuant to a Restricted Stock Unit shall be paid or issued to the Participant when all applicable restrictions and other conditions applicable to the Restricted Stock Unit have lapsed or have been satisfied, unless the Restricted Stock Unit Agreement provides for a later settlement date in compliance with Section 409A of the Code.

8. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights or SARs to eligible persons and will determine the number of Shares subject to the SARs, the Exercise Price of the SARs, the period during which the SARs may be exercised, and all other terms and conditions of the SARs, subject to the following:

8.1 Form of SAR Grant. SARs granted under this Plan will be evidenced by an Award Agreement that will expressly identify the SARs as freestanding SARs (SARs granted independent of any other Option), tandem SARs (SARs granted in connection with an Option, or any portion thereof), or any combination thereof (“SAR Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

8.2 Date of Grant. The date of grant of a SAR will be the date on which the Committee makes the determination to grant such SAR, unless otherwise specified by the Committee. The SAR Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the SAR.

8.3 Exercise Price and Other Terms.

(a) The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted; provided, further, that the Exercise Price for freestanding SARs shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the grant date. The Exercise Price for tandem SARs shall equal the Exercise Price of the related Option.

(b) Participant’s ability to exercise SARs shall be subject to such restrictions, if any, as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or a Subsidiary or upon completion of the performance goals as set out in advance in the Participant’s individual SAR Agreement. SARs may vary from Participant to Participant and between groups of Participants. Should the Committee elect to impose restrictions on a SAR, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the SAR; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares subject to such SAR. Prior to such SAR becoming exercisable, the Committee shall determine the extent to which such Performance Factors have been met. Performance Periods may overlap and Participants may participate simultaneously with respect to SAR that are subject to different Performance Periods and have different performance goals and other criteria.

8.4 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. Tandem SARs may be exercised only with respect to the Shares for which the related Option is then exercisable. With respect to tandem SARs granted in connection with an Option: (a) the tandem SARs shall expire no later than the expiration of the underlying Option; (b) the value of the payout with respect to the tandem SARs shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SARs are exercised; and (c) the tandem SARs shall be exercisable only when the Fair Market Value of the Shares subject to the underlying Option exceeds the Exercise Price of the Option.

8.5 Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

8.6 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between (i) the Fair Market Value of a Share on the date of exercise (or such other date as may be determined by the Committee and set forth in the Participant’s SAR Agreement) and (ii) the Exercise Price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise of the SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

8.7 Termination. Notwithstanding the exercise periods set forth in the SAR Agreement, exercise of a SAR will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s SAR only to the extent that such SAR would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event, no later than the expiration date of the SAR.

(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of Participant’s Disability), then Participant’s SAR may be exercised only to the extent that such SAR would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the expiration date of the SAR.

(c) Notwithstanding the provisions in paragraph 8.7(a) above, if a Participant is terminated for Cause, neither the Participant, the Participant’s estate nor such other person who may then hold the SAR shall be entitled to exercise any SAR with respect to any Shares whatsoever, after termination of service, whether or not after termination of service the Participant may receive payment from the Company or Subsidiary for vacation pay, for services rendered prior to termination, for services rendered for the day on which Termination occurs, for salary in lieu of notice, or for any other benefits. In the event that the Committee has delegated to one or more officers of the Company the authority set forth in Section 4.2 above and Participant has been notified that such officer or officers has made a determination that Participant has been terminated for Cause, Participant shall have five (5) business days (measured from the date he or she was first notified of such determination) to appeal such determination to the Committee. If Participant appeals to the Committee in a timely manner, the Committee shall give the Participant an opportunity to present to the Committee evidence on his or her behalf. If the Committee has not delegated to one or more officers of the Company the authority set forth in Section 4.2, and the Committee makes such Cause determination itself, such decision shall be deemed final and unappealable. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company or Subsidiary dispatches notice or advice to the Participant that his service is terminated.

8.8 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding SARs and authorize the grant of new SARs, provided however, that (i) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any SAR previously granted, (ii) any such action shall not extend the exercise period of the SAR to a date later than the later of (a) the fifteenth day of the third month following the date on which the SAR otherwise would have expired or (b) December 31 of the calendar year in which the Option would have otherwise expired, and (iii) the Committee may not reduce the Exercise Price of outstanding SARs without the approval of the stockholders.

9. PAYMENT FOR SHARE PURCHASES. Where expressly approved for the Participant by the Committee and where permitted by law, payment for Shares purchased pursuant to this Plan may:

(a)	be made in cash (by check);

(b)	by cancellation of indebtedness of the Company to the Participant;

(c)	by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

(d)	by waiver of compensation due or accrued to the Participant for services rendered;

(e)	with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:

(1)	through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(2)	through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(f)	by withholding from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to satisfy the Exercise Price or Purchase Price (the Fair Market Value of the Shares to be withheld shall be determined on the date that the Award is exercised by the Participant); or

(g)	by any combination of the foregoing; or

(h)	such other consideration and method of payment for issuance of Shares to the extent permitted by applicable laws.

10. GRANTS TO OUTSIDE DIRECTORS.

10.1 Types of Awards and Shares. Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 10 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

10.2 Eligibility. Awards pursuant to this Section 10 shall be granted only to Outside Directors. An Outside Director who is appointed, elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 10.

10.3 Vesting, Exercisability and Settlement.

(a) Except as set forth below in Section 10.3(b), Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

(b) Notwithstanding any provision to the contrary, in the event of a corporate transaction described in Section 19.1, the vesting of all Awards granted to Outside Directors pursuant to this Section 10 will accelerate and such Awards will become exercisable (to the extent applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three months of the consummation of said event. Any Awards not exercised within such three-month period shall expire.

10.4 Shares in Lieu of Cash Compensation. Each Outside Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a director (including the annual retainer and any fees payable for serving on the Board or a Committee of the Board) and to receive in lieu thereof Shares. Any such election shall be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed thereafter during the Outside Director’s term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of Shares to be credited to such Outside Director. If an Outside Director so elects to receive Shares in lieu of cash, there shall be credited to such Outside Director a number of Shares equal to the amount of the cash compensation so reduced (increased by 10% as described in the preceding sentence) divided by the Fair Market Value on the day in which the compensation would have been paid in the absence of such election.

11. WITHHOLDING TAXES.

11.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax and social security requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax and social security requirements.

11.2 Stock Withholding. When, under applicable tax or social security laws, a Participant incurs tax or social security liability in connection with the exercise or vesting of any Award that is subject to tax or social security withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum tax or social security withholding obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

12. TRANSFERABILITY.

12.1 Except as otherwise provided in this Section 12, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

12.2 All Awards other than NQSOs and SARs. All Awards other than NQSOs and SARs shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.

12.3 NQSOs and SARs. Unless otherwise restricted by the Committee, a NQSO and SAR shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO or SAR by “permitted transfer;” and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in a Stock Option Agreement or SAR Agreement, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO and SAR but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

13. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

13.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price pursuant to Section 13.2.

13.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of Participant’s Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price or Purchase Price, as the case may be.

14. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

16. EXCHANGE AND BUYOUT OF AWARDS. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards; provided, however, that no such exchange program may, without the approval of the Company’s stockholders, allow for the cancellation of an outstanding Option or Stock Appreciation Right followed by its replacement with a new Option or Stock Appreciation Right having a lower Exercise Price. The Committee may, subject to approval by the Company’s stockholders, at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

17. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

19. CORPORATE TRANSACTIONS.

19.1 Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Section 19.1, such Awards will accelerate and will become exercisable in full prior to the consummation of such transaction at such time and on such conditions as the Committee will determine, and if such Awards are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee.

19.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

19.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Sections 409A and 424(a) of the Code). In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.

20. ADOPTION AND STOCKHOLDER APPROVAL. This Plan will become effective on the date that it is adopted by the Board (the “Effective Date”). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option or SAR may be exercised prior to initial stockholder approval of this Plan; (b) no Option or SAR granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; (c) in the event that initial stockholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled, any Shares issued pursuant to any Awards shall be cancelled and any purchase of Shares issued hereunder shall be rescinded; and (d) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled, any Shares issued pursuant to any Award granted pursuant to such increase will be cancelled, and any purchase of Shares pursuant to such increase will be rescinded.

21. TERM OF PLAN/GOVERNING LAW. Unless terminated as provided herein, this Plan will continue in effect twenty (20) years from the date this Plan was first adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

22. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

23. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

24. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Award” means any award under this Plan, including any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means the commission of an act of theft, embezzlement, fraud, dishonesty, other acts constituting gross misconduct, or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Executive Compensation and Leadership Committee of the Board.

“Company” means Electronic Arts Inc. or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option or a SAR, as the case may be, may purchase the Shares issuable upon exercise of such Option or SAR.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is then quoted on the NASDAQ National Market, its closing price on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal;

(b)	if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

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(c)	if such Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d)	if none of the foregoing is applicable, by the Committee in good faith.

“Family Member” includes any of the following:

(a)	child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b)	any person (other than a tenant or employee) sharing the Participant’s household;

(c)	a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d)	a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e)	any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary of the Company.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)	Profit Before Tax;

(b)	Revenue (on an absolute basis or adjusted for currency effects);

(c)	Net revenue;

(d)	Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(e)	Operating income;

(f)	Operating margin;

(g)	Operating profit;

(h)	Controllable operating profit, or net operating profit;

(i)	Net Profit;

(j)	Gross margin;

(k)	Operating expenses or operating expenses as a percentage of revenue;

(l)	Net income;

(m)	Earnings per share;

(n)	Total stockholder return;

(o)	Market share;

(p)	Return on assets or net assets;

(q)	The Company’s stock price;

(r)	Growth in stockholder value relative to a pre-determined index;

(s)	Return on equity;

(t)	Return on invested capital;

(u)	Cash Flow (including free cash flow or operating cash flows)

(v)	Cash conversion cycle;

(w)	Economic value added;

(x)	Individual confidential business objectives;

(y)	Contract awards or backlog;

(z)	Overhead or other expense reduction;

(aa)	Credit rating;

(bb)	Strategic plan development and implementation;

(cc)	Succession plan development and implementation;

(dd)	Improvement in workforce diversity;

(ee)	Customer indicators;

(ff)	New product invention or innovation;

(gg)	Attainment of research and development milestones;

(hh)	Improvements in productivity;

(ii)	Attainment of objective operating goals and employee metrics.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee, which shall be no less than one calendar quarter nor more than five years (unless tied to a specific and objective milestone or event), during which time of service or performance is to be measured for Awards.

“Plan” means this EA 2000 Equity Incentive Plan, as amended from time to time.

“Restricted Stock Award” means an award of Shares that are subject to restrictions pursuant to Section 6.

“Restricted Stock Unit” means an award of the right to receive, in cash or Shares, the value of a share of the Company’s Common Stock pursuant to Section 7.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with a related Option that pursuant to Section 8 is designated as a SAR.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“ Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

“Vested Shares” means “Vested Shares” as defined in the Award Agreement.

APPENDIX D

ELECTRONIC ARTS INC. EXECUTIVE BONUS PLAN

Adopted by the Board of Directors May 16, 2012 Effective April 1, 2012

As Proposed to be Approved by the Stockholders on July 26, 2012

Purpose. The purpose of this Plan is to provide certain employees of the Company and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

Definitions.

“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

“Board” means the Board of Directors of the Company.

“Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below; provided, however, that a Bonus shall not be greater than an amount equal to two hundred percent (200%) of the Bonus Target, and notwithstanding the foregoing, in any event the Bonus shall not exceed $5,000,000 in any Fiscal Year.

“Bonus Target” shall mean a Bonus amount that may be paid if one hundred percent (100%) of all the applicable Performance Measures are achieved at target in the Performance Period. The Bonus Target shall be equal to a fixed percentage of the Participant’s base salary for such Performance Period, and such fixed percentage shall not exceed one hundred and fifty percent (150%) of a Participant’s base pay. Such percentage shall be determined by the Committee prior to the Predetermination Date.

“Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Electronic Arts Inc., a Delaware corporation.

“Committee” means the Executive Compensation and Leadership Committee of the Board, or any other subcommittee of the Board or Executive Compensation and Leadership Committee, who shall be comprised solely of “outside directors” within the meaning of Code section 162(m).

“Fiscal Year” means the 52- or 53-week period that ends on the Saturday nearest March 31.

“Participant” means any senior executive of the Company or of an Affiliate who has been selected by the Committee to participate in the Plan for a given Performance Period.

“Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m).

“Performance Measure” means any of the factors from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, in each case as specified by the Committee: profit before tax; revenue (on an absolute basis or adjusted for currency effects); net revenue; earning (which may include earnings before interest and taxes, earning before taxes and net earnings); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earning per share; total stockholder return; market share; return on assets or net assets; the company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation; attainment of research and development milestones; improvements in productivity; attainment of objective operating goals and employee metrics.

“Performance Period” means any Fiscal Year or such other period as determined by the Committee.

“Plan” means this Electronic Arts Inc. Executive Bonus Plan.

“Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

Eligibility. Participants are eligible to participate in this Plan for a given Performance Period.

Plan Administration. The Committee shall be responsible for the requirements for qualifying compensation as Performance-Based Compensation. Subject to the limitations on Committee discretion imposed under Code Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder. The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

Term. This Plan shall be effective as of April 1, 2012. Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the next Company annual stockholders meeting following the date that the Board adopts this Plan. Once approved by the Company’s stockholders, this Plan shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any stockholder approval requirement under Code Section 162(m) ceases to be met or (iii) the date that is five years after the stockholder meeting in fiscal 2013.

Bonuses. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:

Performance Period;

Positions or names of employees who will be Participants for the Performance Period;

Targeted goals for selected Performance Measures during the Performance Period;

Bonus Target for each Participant or group of Participants; and

Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

Determination of Amount of Bonus.

Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Electronic Arts press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items.

Right to Receive Payment. Each cash portion of a Bonus under this Plan shall be paid solely from general assets of the Company and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to, or form of, payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Except as may otherwise be provided for in Section 8 below, in the event a Participant terminates employment with the Company (or any Affiliate) prior to the end of a Performance Period he or she shall not be entitled to the payment of a Bonus for the applicable Performance Period.

Payment of Bonuses.

Timing of Distributions. The Company and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under the Electronic Arts Inc. Deferred Compensation Plan or any other Company approved deferred compensation plan or arrangement.

Payment. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the Company’s or its Affiliate’s payroll on the date that such Bonus is paid, subject to subsection (d), below. Additionally, the Committee may make exceptions to the foregoing active employment requirement in the case of death or disability, or in the case of a corporate change in control, in each case as determined by the Committee.

The Bonus shall be payable in cash in a single lump sum.

Change in Status. A Participant who has a change in status that results in being ineligible to participate in this Plan in a Performance Period may receive a prorated Bonus, if any (as determined by the Committee at the end of the Performance Period, in its sole discretion), under this Plan; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

Code Section 409A. To the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and, good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

Amendment and Termination. The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Committee may any amend, modify, suspend or terminate this Plan if any such action is required by law. To the extent required under applicable law, including Code section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

In the case of Participants employed outside the United States, the Company or its Affiliate may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

No Additional Participant Rights. The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. The employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment agreement.

Successors. All obligations of the Company or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

Severability. If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

Governing Law. This Plan shall be governed by the laws of the State of Delaware.

ELECTRONIC ARTS INC. 209 REDWOOD SHORES PARKWAY REDWOOD CITY, CA 94065-1175

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For Against Abstain

1. Election of Directors

1a Leonard S. Coleman

1b Jay C. Hoag

1c Jeffrey T. Huber

1d Geraldine B. Laybourne

1e Gregory B. Maffei

1f Vivek Paul

1g Lawrence F. Probst III

1h John S. Riccitiello

1i Richard A. Simonson

1j Luis A. Ubiñas

0000145877_1 R1.0.0.11699

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

For Against Abstain

2 Approval of amendments to the 2000 Equity Incentive Plan.

3 Approval of the Executive Bonus Plan.

4 Advisory vote on the compensation of the named executive officers.

5 Ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending March 31, 2013.

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, AND FOR PROPOSALS 2, 3,

4 AND 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

02 0000000000

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ELECTRONIC ARTS INC.

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the “Company”), hereby appoints John S. Riccitiello, Kenneth A. Barker, and Stephen G. Bené, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065 on July 26, 2012, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4 AND 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side

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